Deal CUSIP 15678FAB1
Facility CUSIP 15678FAC9

CERNER CORPORATION
‑‑‑‑‑‑‑‑
$100,000,000
THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of October 30, 2015
‑‑‑‑‑‑‑‑
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent, Joint Lead Arranger, and Joint Bookrunner
BANK OF AMERICA, N.A., as Joint Lead Arranger, Joint Bookrunner
and Documentation Agent

i

SECTION 4	CONDITIONS PRECEDENT	41
4.1	Conditions Precedent to the Loans	41
4.2	Subsequent Loans and Advances	42

SECTION 5	REPRESENTATIONS AND WARRANTIES	43
5.1	Existence and Standing	43
5.2	Financial Condition	43
5.3	Litigation	43
5.4	No Conflict; Government Consent	43
5.5	Corporate Action; Binding Effect	44
5.6	Approvals	44
5.7	ERISA; Plan Assets; Prohibited Transactions.	44
5.8	Taxes	44
5.9	Investment Company Act	45
5.10	Public Utility Holding Company Act	45
5.11	Environmental Matters	45
5.12	Subsidiaries	45
5.13	Ownership of Properties	45
5.14	Solvency	45
5.15	Margin Regulations	46
5.16	No Event of Default	46
5.17	Compliance with Law	46
5.18	Use of Proceeds	46
5.19	OFAC; Anti-Terrorism Laws	46

SECTION 6	COVENANTS	47
6.1	Information	47
6.2	Litigation, Etc	48
6.3	Compliance, Inspection, Payment of Taxes, Visitation, Etc	48
6.4	Use of Proceeds	49
6.5	EBITDA to Interest Expense	49
6.6	Total Funded Debt to EBITDA	49
6.7	Conduct of Business	49
6.8	Acquisitions	49
6.9	Mergers, Sale of Assets, Etc	50
6.10	Dividends and Distributions	50
6.11	Liens	50
6.12	Affiliates	50
6.13	Insurance	51
6.14	OFAC, PATRIOT Act Compliance	51

SECTION 7	EVENTS OF DEFAULT	51

SECTION 8	THE AGENT	53
8.1	Appointment, Powers and Immunities	53

8.2	Reliance by Agents	54
8.3	Defaults	54
8.4	Rights as a Bank	54
8.5	Indemnification	55
8.6	Non-Reliance on Agents and other Banks	55
8.7	Failure to Act	55
8.8	Resignation or Removal of Administrative Agent	55

SECTION 9	MISCELLANEOUS	56
9.1	Waiver	56
9.2	Notices	56
9.3	Expenses, Indemnification, Etc	56
9.4	Amendments and Waivers	57
9.5	Successors and Assigns	57
9.6	Assignments and Participations	57
9.7	Survival	58
9.8	Captions	59
9.9	Counterparts	59
9.10	Survival of Agreements	59
9.11	Interest	59
9.12	Integration; Severability	60
9.13	Mo. Rev. Stat. Section 432.047 Statement	60
9.14	Controlling Document	60
9.15	JURISDICTION	60
9.16	GOVERNING LAW	61
9.17	WAIVER OF TRIAL BY JURY	61
9.18	Confidentiality and Nondisclosure	61
9.19	No Advisory or Fiduciary Responsibility	62

EXHIBITS AND SCHEDULES

Exhibit A	Banks and Commitments

Exhibit B	Form of Revolving Credit Note

Exhibit C	Form of Borrowing Notice

Exhibit D	Form of Assignment and Assumption Agreement

Exhibit E	Intentionally Omitted

Exhibit F	Form of Covenant Compliance and Applicable Margin Calculation Certificate

Exhibit G	Form of Notice of Authorized Borrowers

Schedule 1.1	Existing Liens

Schedule 5.12	Subsidiaries’ Ownership

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Agreement”) is made as of October 30, 2015, by and among CERNER CORPORATION, a Delaware corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, COMMERCE BANK, a Missouri banking corporation, BANK OF AMERICA, N.A., a national banking association, and each other lender from time to time identified as having a Commitment on Exhibit A hereto and who becomes a party hereto (each a “Bank” and, collectively, the “Banks”); BANK OF AMERICA, N.A., a national banking association, as joint bookrunner, joint lead arranger (in such capacity, a “Joint Lead Arranger”) and Documentation Agent (in such capacity, the “Documentation Agent”); and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks hereunder (in such capacity, the “Administrative Agent” or “Agent”), as joint lead arranger (in such capacity, a “Joint Lead Arranger”) and as joint bookrunner.
WHEREAS, the Borrower and the Bank Parties are parties to an Amended and Restated Credit Agreement dated as of February 10, 2012, as amended by First Amendment to Amended and Restated Credit Agreement dated as of December 28, 2012 and as further amended by Second Amendment to Amended and Restated Credit Agreement dated as of January 15, 2015 (as so amended, the “Original Credit Agreement”); and
WHEREAS, the Borrower and the Bank Parties desire to amend and restate the Original Credit Agreement in its entirety pursuant to this Agreement for the purpose of making certain modifications requested by the Borrower and set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank Parties agree as follows:
SECTION 1 DEFINITIONS, ACCOUNTING MATTERS AND GENERAL RULES
1.1    Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):
“Acquisition” shall mean any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower or any of its Subsidiaries (in one transaction or as the most recent transaction in a series of transactions) (1) acquires any going business or all or substantially all of the assets of any Person (including, in the case of a corporation, any division thereof), whether through purchase of assets, merger or otherwise, (2) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors, or (3) directly or indirectly acquires control of a majority ownership interest in any partnership, joint venture, or other entity.
“Adjusted Daily LIBOR Rate” means, on any day, the rate determined by dividing the Daily LIBOR Rate in effect on such day by 1.00 minus the Reserve Requirement.

“Affiliate” shall mean, with respect to any Person, any other Person or group of affiliated Persons directly or indirectly controlling (including without limitation all directors and executive officers of such Person), controlled by or under direct or indirect common control with such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power (1) to vote 30% or more of the securities having ordinary voting power for the election of directors of such other Person, or (2) to direct or cause the direction of the management or policies of such other Person.
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Banks.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” shall mean, at any date, (1) in the case of Base Rate Loans, 0.00%, (2) in the case of LIBOR Loans, 1.875%, (3) in the case of Letter of Credit Fees, 1.00%, and (4) in the case of the Unused Line Fee, 0.175%; provided, however, that, if the Applicable Margin Calculation Certificate delivered by the Borrower to the Administrative Agent for the most recently preceding fiscal quarter demonstrates that the Leverage Ratio for such preceding fiscal quarter was within any of the ranges set forth below, then the Applicable Margin from and after the first day of the first full month after the date the Administrative Agent receives the Applicable Margin Calculation Certificate shall be reduced to (if such is the case) and shall equal, for such type of Loan, the Letter of Credit Fees or the Unused Line Fee, as the case may be, the amount set forth below opposite the Leverage Ratio for such preceding fiscal quarter.

Level	Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Loans	Applicable Margin for Letter of Credit Fees	Applicable Margin for Unused Line Fee
I.	greater than 2.5 to 1.0	0.00%	1.875%	1.00%	0.175%
II.	greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0	0.00%	1.625%	0.75%	0.150%
III.	greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	0.00%	1.375%	0.75%	0.125%
IV.	greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.0	0.00%	1.125%	0.75%	0.100%
V.	less than or equal to 1.0 to 1.0	0.00%	0.875%	0.50%	0.080%

provided, further, that (a) from the Closing Date to November 18, 2015, the Applicable Margin for Base Rate Loans, LIBOR Loans, the Letter of Credit Fees and the Unused Line Fee shall be that set forth in Level V (in accordance with the Borrower’s Applicable Margin Calculation Certificate for the fiscal quarter ending July 4, 2015), and (b) if the Borrower fails to timely deliver an Applicable Margin Calculation Certificate to the Administrative Agent, or the Administrative Agent reasonably disputes the calculations set forth therein or the accuracy of the related financial statements, then the Applicable Margin from and after the first day of the first full month after the latest date the Administrative Agent could have received the Applicable Margin Calculation Certificate in compliance with Section 6.1(h) hereof shall be the Applicable Margin set forth in Level I above.
“Applicable Margin Calculation Certificate” means a certificate, signed by a Senior Financial Officer of the Borrower, in the form attached as Exhibit F, which demonstrates, for any particular fiscal quarter, the Applicable Margin for such fiscal quarter, together with such financial statements and supporting detail as the Administrative Agent may reasonably request from time to time.
“Authorized Officer” shall have the meaning set forth in Section 2.22.
“Average Daily Credit Balance” means, for any period, the aggregate principal amount of all Revolving Credit Loans and the undrawn face amount of all Letters of Credit outstanding at the end of each day during such period, divided by the number of days in such period.
“Bank Parties” shall mean U.S. Bank National Association, in its capacity as Administrative Agent, a Joint Lead Arranger, an Issuing Bank, a joint bookrunner and a Bank; Bank of America, N.A., in its capacity as Documentation Agent, a Joint Lead Arranger, an Issuing Bank, a joint bookrunner and a Bank, and Commerce Bank, in its capacity as a Bank. Use of the term “Bank Parties” in any of the Credit Documents is for convenience of reference only, and shall not impose or alter any requirement under any of the Credit Documents regarding which Persons must consent to which matters or in which capacity a Person must act in consenting to a matter or in taking any other action.
“Banks” shall have the meaning given to such term in the introductory paragraph hereof. The term shall also include any assignee of a Bank under Section 9.6.
“Base Rate” means, as of any date, the greater of (1) the Prime Rate, (2) the Federal Funds Rate plus 1.0%, and (3) the Adjusted Daily LIBOR Rate in effect and reset each LIBOR Business Day plus 2.00%.
“Base Rate Loans” shall mean Loans which, at the time, pursuant to the terms of this Agreement, bear interest at rates based on the Base Rate.
“Borrowing Date” shall mean the date of each borrowing under Section 2.1 hereof.
“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Kansas City, Missouri, provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealing in Dollar deposits in the London interbank market.
“Capital Adequacy Shortfall Payment” shall have the meaning given to such term in Section 3.2(a) hereof.
“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Central Time” shall mean time as in effect in the central time zone in the United States from time to time.
“Change” has the meaning set forth in Section 3.2(a) hereof.
“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Borrower on a fully diluted basis; or (ii) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed or approved by directors so nominated.
“Closing Date” shall mean the date of this Agreement, as indicated in the introductory paragraph hereof.
“Code“ shall mean the Internal Revenue Code of 1986, as amended.
“Commitments” shall mean, as to each Bank, at any date, without duplication, its Revolving Credit Loan Commitment and its Letters of Credit Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C 1 et seq.), as amended from time to time, and any successor statute.
“Consolidated EBITDA” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, Consolidated Net Income for such period, plus (1) the sum of all amounts deducted from income in arriving at Consolidated Net Income during such period for (a) Consolidated Interest Expense, (b) federal, state and local income taxes, and (c) depreciation, amortization and other non-cash charges (including, without limitation, amortization of software development costs and goodwill write-offs), plus or minus, as the case may be, (2) the sum of all amounts included in Consolidated Net Income during such period arising out of, without duplication, (a) extraordinary gains or losses in accordance with GAAP, (b)

discontinued operations gains or losses in accordance with GAAP, (c) gains or losses arising of out of the sale of assets, and (d) non-cash adjustments to stock investments.
“Consolidated Interest Expense” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, all cash and non-cash interest on Indebtedness.
“Consolidated Net Income” shall mean, for any period, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, all income and losses during such period.
“Consolidated Total Assets” shall mean, at any date, the total assets of the Borrower and its Subsidiaries as determined in accordance with GAAP, as reflected in the most recent financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent in accordance with Section 6.1 hereof.
“Consolidated Total Funded Debt” shall mean, at any date, for the Borrower and its Subsidiaries all Indebtedness on a consolidated basis in accordance with GAAP, regardless of maturity.
“Continue,” “Continuation” and “Continued” shall refer to the continuation of a Loan of one type as a Loan of the same type from one Interest Period to the next Interest Period.
“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.8 hereof of Loans of one type into Loans of the other type.
“Covenant Compliance Certificate” shall mean a certificate, in favor of the Administrative Agent, signed by a Senior Financial Officer of the Borrower, substantially in the form of Exhibit F hereto, or in such other form as the Administrative Agent may reasonably request from time to time, which sets forth in reasonable detail the computations necessary to determine whether the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in this Agreement for the relevant period.
“Credit Documents” shall mean, collectively, this Agreement, the Revolving Credit Notes, the Letters of Credit, the Reimbursement Agreements and all other documents which evidence, secure, guarantee or otherwise relate to any of the foregoing, as any or all of the foregoing may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time.
“Daily LIBOR Rate” means, on any day, the greater of: (a) zero percent (0.0%) and (b) the average offered rate for deposits in United States dollars for delivery of such deposits on a one-month basis, which appears on Reuters Screen LIBOR01 Page (or any successor thereto), as of 11:00 A.M., London time (or such other time as of which such rate appears), or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose.

“Default” shall mean an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” shall mean, in respect of any principal of any Loan or any other amount whatsoever payable by the Borrower under this Agreement or any Revolving Credit Note which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on and including the due date of such amount to but not including the date such amount is paid in full equal to 3% per annum above the Base Rate from time to time.
“Defaulting Bank” means any Bank, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within one Business Day of the date such portion is required in the determination of the Administrative Agent to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within one Business Day after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Bank shall not become a Defaulting Bank solely as the result of (x) the acquisition or maintenance of an ownership interest in such Bank or a Person controlling such Bank or (y) the exercise of control over a Bank or a Person controlling such Bank, in each case, by a governmental authority or an instrumentality thereof.
“Disqualified Lender” shall mean (a) any competitor of the Borrower or its Subsidiaries within the health care industry (a “Competitor”) and (b) any Person (other than a Person that is primarily a financial investor) who directly or indirectly owns a majority of the equity interests of a Competitor or is a direct or indirect subsidiary of a Competitor.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Eligible Assignee” means: (1) a commercial bank organized under the laws of the United States, or any state thereof, that has a capitalization of no less than $100,000,000; and (2) approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed;

and (3) approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, no natural person or Disqualified Lender shall be an Eligible Assignee. Notwithstanding the above, (i) no approval from the Borrower is required if at such time there is a continuing Default or Event of Default; (ii) no approval from either the Administrative Agent or the Borrower is required if the assignee is a then existing Bank that is not a Defaulting Bank or if the assignee is an affiliate of a then existing Bank that is not a Defaulting Bank. Further, Borrower shall be deemed to have approved the proposed assignee unless Borrower provides written notice of objection within five (5) days following Borrower’s receipt of notice of the proposed assignee.
“Environmental Laws” shall mean all federal, state, local and other applicable statutes, ordinances, rules, regulations, judicial orders or decrees, common law theories of liability, governmental or quasi-governmental directives or notices or other laws or matters existing on or after the Closing Date relating in any respect to occupational safety, health or environmental protection.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.
“ERISA Affiliate” shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the Pension Benefit Guaranty Corporation, or any successor thereto, or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” shall have the meaning given to such term in Section 7 hereof.
“Event Notice” shall have the meaning given to such term in Section 3.2(a).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, in the case of each Bank or applicable Lending Installation, each Issuing Bank, and the Administrative Agent: (1) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Bank, such Issuing Bank or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Bank, in which such Bank’s applicable Lending Installation is located, (2) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that pursuant to Section 2.20(a), amounts with respect to Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 2.20(f), and (3) any U.S. federal withholding taxes imposed by FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means the rate per annum determined by the Administrative Agent, in its sole discretion, for commercial overnight reserve trading transactions (for the Business Day immediately preceding the date of determination by the Administrative Agent) as quoted by the Federal Reserve Bank of New York or such financial news services (electronic or otherwise) as the Administrative Agent may elect, in its sole discretion, to use from time to time, which rate shall change with and be effective on the date of any change in such rate.
“Foreign Currency Letter of Credit” shall mean any Letter of Credit denominated in a currency other than Dollars.
“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any branch, department, or agency thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government.
“Guarantee” shall mean, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including without limitation by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and provided further, Guarantee shall not include Indebtedness of Subsidiaries Guaranteed by Borrower or guarantees of tender, performance, or payment until such time, if any, that such Guaranties result in an obligation of Indebtedness of Borrower; and such term when used as a verb shall have a correlative meaning.
“Guarantor” means any Person that becomes a guarantor of the Obligations of Borrower, and such Person’s respective successors and assigns.
“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined as such in any applicable Environmental Law.
“Indebtedness“ shall mean, as to any Person, on a consolidated basis with such Person’s Subsidiaries, without duplication: (1) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments, (2) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (3) all Capital Lease Obligations of such Person, (4) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person to the extent of the value of the property subject to such Lien, (5) all Indebtedness of others Guaranteed by such Person and (6) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Credit Document, other than Excluded Taxes and Other Taxes.
“Interest Period” shall mean, with respect to any LIBOR Loan, each period commencing on the date such Loan is made, Continued, or Converted, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (1) any Interest Period for any Loan which would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(2) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); and (3) the Borrower shall select the duration of Interest Periods in such a way so that, notwithstanding clauses (1) and (2) above, no Interest Period shall have a duration of less than one month (and, if any LIBOR Loans would otherwise have an Interest Period of a shorter duration, they shall be Base Rate Loans for the relevant period).
“Interest Rate Protection Agreement” shall mean any interest rate swap, cap, collar agreement or similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates.
“Issuing Bank” means each of U.S. Bank National Association and Bank of America, N.A. in its capacity as issuing bank of Letters of Credit.
“LC Exposure” shall mean, at any date, with respect to any Bank, its Pro-Rata Share of the sum of (1) the undrawn face amount of all Letters of Credit then outstanding, and (2) the aggregate amount of all payments made by the Issuing Banks under or in connection with any Letter of Credit for which the Issuing Banks have not been reimbursed.
“Lending Installation” means, with respect to a Bank or the Administrative Agent, the office, branch, subsidiary or affiliate of such Bank or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Bank) or otherwise selected by such Bank or the Administrative Agent for purposes of Section 2.5.
“Letters of Credit” shall mean letters of credit issued by the Issuing Banks for the account of the Borrower pursuant to Section 2.2 hereof.
“Letter of Credit Commitment” shall mean, as to each Bank, its obligation to participate in Letters of Credit, as described in Section 2.2(f) hereof, in an aggregate amount at any time not to exceed the amount set forth opposite such Bank’s name on Exhibit A hereto under the column entitled “Letter of Credit Commitment Amount.”
“Letter of Credit Fees” shall have the meaning given to such term in Section 2.2(b) hereof.
“Letter of Credit Obligations” mean, at any time, the sum, without duplication, of: (1) the aggregate undrawn stated amount of all Letters of Credit outstanding at such time, plus (2) the aggregate unpaid amount at such time of all Reimbursement Obligations.
“Leverage Ratio” shall mean, at any date, the ratio of (1) Consolidated Total Funded Debt on such date, to (2) the sum of Consolidated EBITDA for the four fiscal quarters of the Borrower then most recently ended.

“LIBOR” means, with respect to an advance for the relevant Interest Period, the greater of: (a) zero percent (0.0%) and (b) the applicable interest settlement rate for deposits in Dollar LIBOR appearing on the applicable Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen LIBOR01 for Dollar LIBOR (or any successor or substitute page) is not available to the Agent for any reason, then the applicable interest settlement rate for deposits in Dollar LIBOR as reported by any other generally recognized financial information service selected by the Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such interest settlement rate is available to the Agent, then the rate determined by the Agent to be the rate at which U.S. Bank National Association or one of its affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank National Association’s relevant LIBOR Loan and having a maturity equal to such Interest Period. “Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.
“LIBOR Loans” shall mean Loans the interest rates of which are, at the time, determined on the basis of rates referred to in the definition of “LIBOR” in this Section 1.1.
“LIBOR Reserve Adjusted Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, a rate per annum determined by the Administrative Agent to be equal to (1) LIBOR for such Loan for such Interest Period, divided by (2) one minus the Reserve Requirements (expressed as a decimal) for such Loan for such Interest Period.
“Lien” shall mean any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, including without limitation the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, or any agreement to create or grant any of the foregoing or prohibiting the Borrower or any of its Subsidiaries from granting Liens on their respective assets for the benefit of the Banks.
“Loans” shall mean the Revolving Credit Loans. The term “Loan” may refer to all Revolving Credit Loans then outstanding or, as the context so requires, any particular Revolving Credit Loan then outstanding under this Agreement.
“Majority Banks” shall mean, at any date, one or more Banks having at least 50.1% of the Commitments on such date; provided, however, that, at any time if there are two or fewer Banks with Commitments on such date, “Majority Banks” shall mean all Banks.
“Material Adverse Effect” means a material adverse effect on: (1) the business, property, liabilities (actual and contingent), operations or condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (2) the ability of the Borrower to perform its obligations under the Credit Documents to which it is a party, or (3) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent, the Issuing Banks or the Banks under the Credit Documents.

“Multiemployer Plan” shall mean a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.
“Non-U.S. Lender” means a Bank that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Obligations” shall mean, collectively, all indebtedness, liabilities and obligations whatsoever of the Borrower to the Banks whether now existing or hereafter arising under or in connection with this Agreement and/or any of the other Credit Documents and/or any Interest Rate Protection Agreement, including without limitation, the principal of, and interest on, the Loans, all future advances thereunder, and all other amounts now or hereafter owing to the Administrative Agent, the Documentation Agent, each Joint Lead Arranger, the Issuing Banks, or the Banks under this Agreement, the Revolving Credit Notes, the Letters of Credit, the Reimbursement Agreements or any of the other Credit Documents; provided, however, that “Obligations” shall exclude all Excluded Swap Obligations.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.
“Outstanding Credit Exposure” shall have the meaning given to such term in Section 3.2(a) of this Agreement.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Permitted Liens” shall mean:

(a)
pledges or deposits by the Borrower or any of its Subsidiaries under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Borrower or any of its Subsidiaries), or leases to which the Borrower or any of its Subsidiaries are parties, deposits to secure public or statutory obligations of the Borrower or any of its Subsidiaries, deposits of cash or U.S. Government bonds to secure surety or appeal bonds or payment or performance bonds to which the Borrower or any of its Subsidiaries are parties or which are issued for their account (other than for the payment of Indebtedness of the Borrower or any of its Subsidiaries), or deposits for the payment of rent (provided that such deposits as security for the payment of rent are required in the ordinary course of business);

(b)
Liens imposed by law, such as carrier’s, warehousemen’s, materialmen’s and mechanics’ Liens (including Liens in connection with construction projects undertaken by or on behalf of Borrower or any Subsidiary); provided, however, that the aggregate amount of liabilities with respect to such Liens are otherwise permitted by the terms of this Agreement, and would not have a Material Adverse Effect;

(c)	Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 6.3(b);

(d)
survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or other Liens incidental to the conduct of the business of the Borrower or any of its Subsidiaries or to the ownership of their property which were not incurred in connection with Indebtedness of the Borrower or any of its Subsidiaries, and which Liens do not materially detract from the value of said properties or materially impair the operation of the business of the Borrower or any of its Subsidiaries taken as a whole;

(e)
Liens created in connection with Capital Lease Obligations, provided that such Liens do not encumber any property other than the property financed by the capital lease under which such Capital Lease Obligations exist;

(f)	Existing Liens in respect of property, assets or revenues of the Borrower or any of its Subsidiaries not otherwise described in this definition of Permitted Liens and listed on Schedule 1.1 hereto;

(g)
Liens existing on any assets acquired by the Borrower or any of its Subsidiaries after the Closing Date, or created at the time of acquisition of such assets by the Borrower or any of its Subsidiaries after the Closing Date, in each case which act as security for purchase money Indebtedness; provided, however, that (a) any such acquisition or incurrence of Indebtedness is permitted by all other applicable provisions of this Agreement, and (b) the Lien does not extend to any assets other than those being acquired, and (c) the purchase money Indebtedness does not exceed the value of the asset so acquired;

(h)
Liens arising by operation of law in favor of landlords in connection with the leasing of real property in the ordinary course of business, to the extent such liens encumber only personal property located on the leased property and the obligations secured thereby are limited to obligations arising under the related lease;

(i)
extensions, renewals, refinancings or replacements of any Permitted Liens referred to above, provided that, with respect to any such Liens described in subparts (e), (f) and (g) immediately above, the principal amount of the obligation secured thereby is not increased and that any such extension, renewal, refinancing or replacement is limited to the property originally encumbered thereby;

(j)	UCC notice statements filed of record by third parties in conjunction with receivables factoring transactions entered into by Borrower in the ordinary course of business;

(k)
Liens in connection with tax incentives transactions or other similar structures so long as the Liens do not extend to other assets of the Borrower or any Subsidiary, other than the property that is the subject of the transaction;

(l)	Liens on Borrower’s receivables secured by CareFusion; and

(m)
in addition to the Liens described in subparts (a) through (l) above, other Liens provided that the aggregate amount of Indebtedness secured thereby does not at any time exceed 10% of Consolidated Total Assets.

“Person” shall mean any individual, corporation, partnership, trust, joint venture, unincorporated association or other enterprise or any Governmental Authority.
“Plan” shall mean an employee benefit plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.
“Prime Rate” shall mean, at any date, the rate of interest announced or adopted by U.S. Bank National Association, on such date, as its “Prime Rate,” with the understanding that the “Prime Rate” serves as a basis on which the rate of interest is from time to time calculated for loans making reference thereto, and may not be the lowest, best or most favored of the interest rates offered by U.S. Bank National Association.
“Pro-Rata Share” means, at any date, with respect to a Bank, in each case expressed as a percentage (rounded to 12 decimal places, or such other number of decimal places as the Administrative Agent, acting in a commercially reasonable manner, may select from time to time):

(1)
Make Revolving Credit Loans. In the case of a Bank’s obligation to make Revolving Credit Loans, a fraction (a) the numerator of which is the amount of such Bank’s Revolving Credit Loan Commitment on such date, and (b) the denominator of which is the aggregate amount of all Banks’ Revolving Credit Loan Commitments on such date.

(2)	LC Exposure. In the case of a Bank’s obligation to participate in Letters of Credit, as contemplated by Section 2.2(f) hereof, a fraction (a) the numerator of which is the amount of such Bank’s Letter of Credit Commitment on such date, and (b) the denominator of which is the aggregate amount of all Banks’ Letter of Credit Commitments on such date.

(3)
Receive Principal or Interest. In the case of a Bank’s right to receive payments of principal and interest with respect to its outstanding Revolving Credit Loans (including any such Letters of Credit), a fraction (a) the numerator of which is the aggregate unpaid principal amount of such Bank’s Loans giving rise to such principal or interest payment on such date, and (b) the denominator of which is the aggregate unpaid principal amount of all Banks’ Loans giving rise to such principal or interest payment on such date.

(4)
Receive Shared Fees. In the case of a Bank’s right to receive payments with respect to Shared Fees, a fraction (a) the numerator of which is the aggregate unpaid principal amount of such Bank’s Revolving Credit Loans on such date, and (b) the denominator of which is the aggregate unpaid principal amount of all Banks’ Revolving Credit Loans on such date.

(5)
Indemnification; Other. In the case of a Bank’s obligations under Section 8.5 hereof, or in any other case not addressed in subparts (1) through (4) above, a fraction (a) the numerator of which is the amount of such Bank’s Revolving Credit Loan Commitment, and (b) the denominator of which is the aggregate amount of all Banks’ Revolving Credit Loan Commitments (the foregoing fraction shall be calculated without regard to whether such Bank or any other Bank has any commitment to make Revolving Credit Loans on such date).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be amended or supplemented from time to time.
“Reimbursement Agreement” shall mean any application and/or reimbursement agreement pursuant to which a Letter of Credit has been issued, as the same may be amended, modified, supplemented or replaced from time to time.
“Reimbursement Obligations” shall mean, at any date, the obligations of the Borrower then outstanding, or which may thereafter arise in respect to all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Banks in respect of any drawings under a Letter of Credit.
“Replaced Bank” has the meaning given to such term in Section 3.10.
“Requirement of Law” shall mean for any Person any law, treaty, regulation, rule, order, judgment or decree, or any other determination or requirement of any Governmental Authority or arbitrator applicable to or binding on such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on LIBOR liabilities.
“Restricted Payments” shall have the meaning given to such term in Section 6.10.
“Revolving Credit Loan” shall have the meaning given to such term in Section 2.1(a) hereof.
“Revolving Credit Loan Commitment” shall mean, as to each Bank, its obligation to make Revolving Credit Loans under Section 2.1(a) hereof in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Bank’s name on Exhibit A hereto under the column entitled “Revolving Credit Loan Commitment Amount.”
“Revolving Credit Notes” shall have the meaning given to such term in Section 2.7 hereof.
“Revolving Credit Termination Date” shall mean October 29, 2020; provided, however, that if such date would otherwise fall on a date which is not a Business Day, the Revolving Credit Termination Date shall be the next preceding Business Day.
“Risk-Based Capital Guidelines” has the meaning set forth in Section 3.2(a) hereof.
“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time: (1) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (2) any Person or group operating, organized or resident in a Sanctioned Country, (3) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (4) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (1) the U.S. government, including those administered by OFAC or the U.S. Department of State or (2) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Senior Financial Officer” means the chief financial officer, chief accounting officer, senior vice president of Finance or treasurer of the Borrower.
“Shared Fees” shall mean the Unused Line Fee and the Letter of Credit Fees.
“Significant Subsidiary” shall mean Cerner Properties, Inc., Cerner International, Inc., Cerner Multum, Inc., Cerner Health Connections, Inc., Cerner Healthcare Solutions, Inc.,

Cerner Innovation, Inc., Cerner Property Development, Inc., The Health Exchange, Inc. and Cerner Health Services, Inc.
“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.
“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Counterparty” means, with respect to any swap with the Administrative Agent, an Issuing Bank or any other Bank or any affiliate of any of the foregoing, any Person or entity that is or becomes a party to such swap.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any swap between the Administrative Agent, an Issuing Bank or any other Bank or any affiliate of any of the foregoing and one or more Swap Counterparties.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.
“Unused Line Fee” shall have the meaning given to such term in Section 3.1.
“Yield Protection Payment” shall have the meaning given to such term in Section 3.3(c).
Additional definitions may be found in the preamble and throughout this Agreement.
1.2    Accounting Terms; Statements of Variation.
(a)    All accounting terms used herein shall (except as otherwise expressly provided herein) be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent, the Documentation Agent, each Joint Lead Arranger, the Issuing Banks or any of the Banks hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the accounting principles used in the preparation of the audited financial statements of the Borrower and its Subsidiaries on a consolidated basis referred to in Section 5.2 hereof.
(b)    If not available by public filing, the Borrower shall deliver to the Bank, at the same time as the delivery of any annual or quarterly financial statement under Section 6.1 hereof notice of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the immediately preceding annual or monthly financial statements, as the case may be.
(c)    Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the audited financial statements referred to in Section 5.2 hereof are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms in or relating to Section 6 hereof, the parties hereto agree to enter into discussions with a view to amending such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the Borrower on a consolidated basis shall be the same after such changes as if such changes had not been made, provided that no change in GAAP that would affect the method of calculation of any of said financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Administrative Agent, to so reflect such change in accounting principles.
1.3    General Rules. For the purposes of this Agreement, the words “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to a particular section, paragraph or other subdivision. Terms defined in the singular have a corresponding meaning when used in the plural and vice versa. Similarly, verbs defined in one tense have a corresponding meaning when used in another tense.
SECTION 2    THE COMMITMENTS
2.1    Revolving Credit Loans.
(a)    Each Bank severally agrees, on and subject to the terms of this Agreement, to make loans (“Revolving Credit Loans”) to the Borrower from time to time on any Business Day during the period from and including the Closing Date to but excluding the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the difference between (1) the Bank’s Revolving Credit Loan Commitment at such time, and (2) the sum of (A) the Bank’s Pro-Rata Share of the aggregate principal balance of all Revolving Credit Loans outstanding at such time, and (B) the Bank’s LC Exposure at such time. Subject to the terms and conditions of this Agreement, during such period the Borrower may borrow, repay and reborrow Revolving Credit Loans.
Notwithstanding anything herein to the contrary, on or after the Closing Date, the Borrower may increase the total amount of this credit facility, as such amount is provided in the immediately preceding paragraph, in an aggregate principal amount of up to $100,000,000 (for a total credit facility in an aggregate principal amount of up to $200,000,000) subject to the arrangement of additional commitments with financial institutions acceptable to the Borrower and the Administrative Agent; provided that in each case (1) no Bank will be required to increase its Revolving Credit Loan Commitment, (2) the Administrative Agent shall have no responsibility to arrange any such additional commitments unless the Administrative Agent shall consent to such undertaking in a prior writing; and in any event, the Administrative Agent’s responsibility to arrange any additional commitments shall be subject to such conditions, including, but not limited to, fee arrangements, as the Administrative Agent may provide in connection therewith, (3) there is no continuing Default or Event of Default, and (4) the conditions to making a borrowing, as provided in Section 4.1 below, are satisfied.
(b)    The Revolving Credit Loans made on each Borrowing Date may, on and subject to the terms and conditions of this Agreement, be Base Rate Loans or LIBOR Loans (each being referred to in this Agreement as a “type” of Loan) as specified in the relevant notice of borrowing referred to in Section 2.16 hereof; provided that no more than 10 Loans constituting LIBOR Loans may be outstanding at any one time.
2.2    Letters of Credit.
(a)        Each Issuing Bank agrees, subject to the terms and conditions of this Agreement, to issue one or more letters of credit (each, a “Letter of Credit”) for the account of the Borrower on any Business Day from the Closing Date to but excluding the Revolving Credit Termination Date as so requested by the Borrower; provided, however, that the Issuing Bank shall not be obligated to issue any Letter of Credit if (1) the LC Exposure of all Banks exceeds, or would exceed with the issuance of such Letter of Credit, the aggregate Letter of Credit Commitments for all Banks at such time, (2) the aggregate LC Exposure of all Banks at such time plus the aggregate principal balance of all Revolving Credit Loans then outstanding exceeds or would exceed if such Letter of Credit were issued, the total Commitments of all Banks at such time, (3) any Default or Event of Default then exists or would result therefrom, (4) the expiry date of such Letter of Credit occurs, or under any circumstances may occur, on or after the date which is twenty four months following the Revolving Credit Termination Date, (5) the Borrower fails to sign such Reimbursement Agreements and other documents as the Issuing Bank may reasonably request in connection with the issuance of such Letter of Credit, or (6) the form or contents of such requested Letter of Credit are not reasonably acceptable to the Issuing Bank.
(b)    The Borrower agrees to pay the Administrative Agent, to be allocated by the Administrative Agent among the Banks in accordance with their respective Pro-Rata Shares, a fee with respect to each Letter of Credit computed at a per annum rate equal to the Applicable Margin for Letter of Credit Fees, as in effect from time to time, on the face amount of such Letter of Credit, provided that the annual fee for each Letter of Credit shall be at least $250 (collectively, the “Letter of Credit Fees”). The Letter of Credit Fees shall be payable in arrears on the first day of each fiscal quarter, for the immediately preceding fiscal quarter. In addition, the Borrower agrees to pay to the Administrative Agent, a fronting fee computed as 0.10% (i.e. 10 basis points) of the face amount of such Letter of Credit, payable in arrears on the first day of each fiscal quarter, for the immediately preceding fiscal quarter.
(c)    In addition to the Letter of Credit Fees described above, the Borrower shall pay or reimburse each Issuing Bank, for its own account and not for the benefit of the Banks, for such normal and customary costs and expenses as are incurred by the Issuing Bank in issuing, effecting payment under or otherwise administering any Letter of Credit, including, without limitation, the Issuing Bank’s scheduled fees from time to time in respect of documentary letters of credit.

(d)    The Borrower shall execute such letter of credit application forms and/or Reimbursement Agreements as each Issuing Bank may request from time to time and, in any event, the Borrower shall be absolutely and unconditionally liable to reimburse each Issuing Bank on demand for any liability the Issuing Bank may incur in connection with the issuance of any Letters of Credit, including, without limitation, any draws or other payments made thereunder, and the Borrower assumes all risks in connection therewith, except to the extent such liability is the result of the gross negligence or willful misconduct of the Issuing Bank.
(e)    If an Issuing Bank issues a Letter of Credit under this Section 2.2, the Issuing Bank shall give notice thereof to the Administrative Agent, who shall in turn give to each Bank prompt written or electronic transmission notification of the issuance of such Letter of Credit.
(f)    By the issuance of a Letter of Credit, and without any further action on the part of the Issuing Bank or the Banks in respect thereof, the Issuing Bank shall be deemed to have granted to each Bank, and each Bank shall be deemed to have acquired from the Issuing Bank, without recourse or warranty, a participation, to the extent of its Pro-Rata Share, in such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Issuing Bank, in accordance with Section 2.2(g) below, such Bank’s Pro-Rata Share of all Reimbursement Obligations; provided, however, that the Bank shall not be obligated to make any such payment with respect to any disbursement made under any Letter of Credit as a result of the gross negligence or willful misconduct of the Issuing Bank. Each Bank acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of any Default or Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding, or reduction whatsoever.
(g)    Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in conformity with the terms and conditions of such Letter of Credit, the Issuing Bank shall give written or telecopy notice to the Borrower, the Administrative Agent, and the Banks of the receipt and amount of such draft and the date on which payment thereon will be made. If the Issuing Bank shall not have received from the Borrower the payment required pursuant to Section 2.2(h) below by 10:00 a.m., Central Time, one Business Day after the date on which payment of a draft present under any Letter of Credit has been made, the Issuing Bank shall promptly so notify the Administrative Agent and each Bank, specifying in the notice to each Bank its Pro-Rata Share of such disbursement. Each Bank shall pay to the Administrative Agent, not later than 2:00 p.m., Central Time, on such date, such Bank’s Pro-Rata Share of such disbursement, which the Administrative Agent shall promptly pay to the Issuing Bank. The Issuing Bank shall promptly remit to each Bank its Pro-Rata Share of any amount subsequently received by the Issuing Bank in respect of any such disbursement.
(h)    If an Issuing Bank shall pay any draft presented under a Letter of Credit under circumstances entitling it to reimbursement under the applicable Reimbursement Agreement, the Borrower shall promptly pay to the Issuing Bank the amount of any such draft, and shall make all other payments required by, and comply with all other terms and conditions of, the applicable Reimbursement Agreement. With respect to any such payment which becomes due under the terms of this Section 2.2(h), the Borrower authorizes the Administrative Agent, at its option, to cause such payment to be made when due by charging such payment as an advance under the Revolving Credit Loans.
(i)    Upon the occurrence of an Event of Default, or the occurrence of any Default described in Sections 7(h), 7(i) or 7(j), an amount equal to the amount of the then aggregate LC Exposure shall without demand upon or notice to the Borrower or any other Person, be deemed (as between the Issuing Bank and the Borrower) to have been paid by the Issuing Bank under the then outstanding Letters of Credit (notwithstanding that such amount may not in fact have been so paid), and the Borrower shall be immediately obligated to reimburse the Issuing Bank for the amount deemed to have been so paid. Any amounts so received by the Issuing Bank pursuant to the provisions of the foregoing sentence shall be deposited to a restricted deposit account (the “Assignee Deposit Account”) maintained by the Administrative Agent as collateral security for the repayment of the Obligations. Neither the Borrower nor any other Person shall have any right to withdraw funds deposited in the Assignee Deposit Account, which right shall be vested solely in the Administrative Agent, on behalf of the Banks. The funds deposited in the Assignee Deposit Account pursuant to this subsection 2.2(i) shall be applied at any time to the Obligations whether or not then due in such order of application as the Majority Banks may determine in their sole and absolute discretion for only so long as the Event of Default is continuing.
(j)    The parties acknowledge that the Letter of Credit facility referred to in this Section 2.2 is a subfacility of the Revolving Credit Loan facility referred to in Section 2.1 above and, accordingly, its use by the Borrower shall act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available to the Borrower under such Revolving Credit Loan facility.
(k)    The Borrower may request that Letters of Credit be issued as Foreign Currency Letters of Credit (meaning that such Letters of Credit are denominated in a currency other than Dollars). With regard to each Foreign Currency Letter of Credit: (1) the Borrower agrees to reimburse the Issuing Bank, for the benefit of the Banks pursuant to their respective Pro-Rata Shares, for all currency fluctuation losses incurred by the Issuing Bank or any Bank in connection with any decline in the value of the Dollar relative to the applicable foreign currency at the time of any draw or other payment made under such Foreign Currency Letter of Credit, and (2) the Administrative Agent, acting in a commercially reasonable manner, shall have the right to periodically mark to market or otherwise adjust the LC Exposure of the Banks to reflect any such foreign currency fluctuation, and accordingly to reduce the amount of credit available to the Borrower under this Agreement because of such foreign currency fluctuation.
(l)    To the extent the expiry date of a Letter of Credit may occur on a date which is after the Revolving Credit Termination Date but prior to the date which is twenty four (24) months following the Revolving Credit Termination Date, the Borrower will, on or before the Revolving Credit Termination Date, collateralize the related exposure of such Letter of Credit by providing cash collateral in an amount equal to 105% of such related exposure.
2.3    Borrowings.

(a)    The Borrower shall give the Administrative Agent notice (and the Administrative Agent shall promptly notify the Banks in writing) of each borrowing hereunder as provided in Section 2.16 hereof.
(b)    Not later than 2:00 p.m., Central Time, on the date specified for each borrowing hereunder, each Bank shall make available to the Administrative Agent the amount of the Revolving Credit Loan to be made by it on such date, at such account maintained by the Administrative Agent as the Administrative Agent shall specify, in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, promptly be made available to the Borrower by depositing the same, in immediately available funds, in one or more accounts of the Borrower maintained with the Administrative Agent.
2.4    Reductions and Changes of Commitments.
(a)    The Borrower shall have the right to reduce the Revolving Credit Loan Commitments, upon notice as provided herein; provided, however, that each reduction in the total Revolving Credit Loan Commitments is an amount of not less than $5,000,000 and whole multiples of $1,000,000.
(b)    Commitments once reduced in accordance with Section 2.4(a) may not be reinstated, unless each Bank shall agree to the reinstatement of such Commitments upon the request of the Borrower; provided, however, that any Bank may decline any such request for reinstatement, in its sole discretion.
2.5    Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank’s applicable lending office for Loans of such type.
2.6    Several Obligations. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, and neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank.
2.7    Notes. The Revolving Credit Loans made by each Bank under its Revolving Credit Loan Commitment shall be evidenced by a promissory note of the Borrower in favor of such Bank in substantially the form of Exhibit B hereto (as to such Bank, as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, its “Revolving Credit Note”). Each Revolving Credit Note shall be dated as of the Closing Date, payable to the order of such Bank in a principal amount equal to the amount of its Revolving Credit Loan Commitment then in effect and otherwise duly completed. Each Loan made by each Bank under its Revolving Credit Loan Commitment, and all payments and prepayments made on account of the principal thereof, shall be recorded by such Bank on its books and records.
2.8    Conversion or Continuation of Loans. Subject to the limitation set forth in Section 2.1(b), above, and subject to Section 4 hereof, the Borrower shall have the right to Convert Loans of one type into Loans of the other type or Continue Loans of one type as Loans of the same type, at any time or from time to time, provided that if any LIBOR Loan is not Converted on the last day of an Interest Period for such Loan, Borrower shall pay any and all sums due and payable pursuant to Section 3.7.
2.9    Repayment of Loans. The Borrower shall pay to the Administrative Agent for the account of each Bank the full outstanding principal amount of such Bank’s Revolving Credit Loans made under its Revolving Credit Loan Commitment (and all accrued interest thereon in accordance with Section 2.10) on the Revolving Credit Termination Date, or such earlier date as may be herein provided.
2.10    Interest.
(a)    The Borrower shall pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Loan of such Bank, for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full, at the following rates per annum:

(1)	during any period while such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin (as in effect from time to time); and

(2)
during any period while a Revolving Credit Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Reserve Adjusted Rate for such Revolving Credit Loan for such Interest Period plus the Applicable Margin (as in effect from time to time).

(b)    Notwithstanding the provisions of clause (a) above, the Borrower shall pay to the Administrative Agent for the account of each Bank interest at the applicable Default Rate on any principal of any Loan of such Bank, and on any interest or other amount payable by the Borrower, as applicable, hereunder or under any Revolving Credit Note held by such Bank, which is not paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on and including the due date thereof until the same is paid in full.
(c)    Accrued interest on each Loan shall be payable (1) in the case of each Revolving Credit Loan which is a Base Rate Loan, on the first day of each month, (2) in the case of each Revolving Credit Loan which is a LIBOR Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three‑month intervals following the first day of such Interest Period, provided that interest payable at the Default Rate shall be payable on demand.
2.11    Optional Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part at any time without premium or penalty, subject to giving the Administrative Agent prior notice in accordance with the provisions of Section 2.16 hereof, provided that (a) each such partial prepayment of a Base Rate Loan shall be in the aggregate principal amount of not less than $50,000 and shall be in an amount which is a whole multiple of $25,000, and each such partial prepayment of a LIBOR Loan shall be in the aggregate principal amount of not less than $1,000,000, and (2) in the case of any prepayment of a LIBOR Loan on any day other than the last day of the Interest Period therefor, Borrower shall pay any and all sums due and payable pursuant to Section 3.7. Amounts prepaid in respect of Revolving Credit Loans under this Section 2.11 may be reborrowed on and subject to the terms and conditions hereof.
2.12    Mandatory Prepayments. On any date, the Borrower shall prepay the Revolving Credit Loans to the extent the then-outstanding principal balance of such Loans exceeds the aggregate amount of the Revolving Credit Loan Commitments at such time.
2.13    Payments.
(a)    Except as otherwise expressly provided herein, the Borrower shall make each payment under this Agreement, the Revolving Credit Notes and the other Credit Documents, without notice or demand, and without exercising any right of setoff, deduction or counterclaim, not later than 1:00 p.m., Central Time, on the date when due, in Dollars, to the Administrative Agent at such office as the Administrative Agent may designate from time to time by giving notice thereof to the Borrower. Payments received after 1:00 p.m., Central Time, shall be deemed received by the Administrative Agent on the next following Business Day, and interest shall accrue on such amount until such next Business Day. The Borrower shall provide prior notice to the Administrative Agent in accordance with Section 2.16, below, that Borrower intends to make a payment under this Agreement, the Revolving Credit Notes or any of the other Credit Documents, specifying to the Administrative Agent in such notice the Loans or other amounts payable by the Borrower to which such payment is to be applied; provided, however, that (a) the Administrative Agent and each affected Bank, and not the Borrower, shall have the exclusive right to allocate any payments as between principal and interest (but not as between Base Rate Loans and LIBOR Loans); (b) if the Borrower fails to so specify such payment, the Administrative Agent shall have the exclusive right to allocate such payment as it so chooses; and (c) so long as any Default or Event of Default is in effect, the Administrative Agent shall have the exclusive right to allocate such payments as it sees fit. Insofar as the Borrower’s obligations are concerned, payment to the Administrative Agent shall constitute payment to the Banks. The Borrower hereby authorizes the Administrative Agent to charge the payments due hereunder to Borrower’s demand deposit account (Account No. ending in -0743) established with the Administrative Agent.
(b)    The Administrative Agent shall remit to each Bank its Pro-Rata Share of all payments of principal and interest under the Loans and all Shared Fees received by the Administrative Agent on the Business Day the Administrative Agent receives such payments; provided, however, that if any such payment is received by the Administrative Agent after 2:00 p.m., Central Time, on such Business Day, then the Administrative Agent shall endeavor to remit to each Bank its Pro-Rata Share of such payment on such Business Day but shall be under no duty to do so. If the Administrative Agent fails to remit any such payment received after 2:00 p.m., Central Time, on any Business Day, the Administrative Agent shall remit to each Bank its Pro-Rata Share of such payment on the next following Business Day.
(c)    All payments from the Administrative Agent to a Bank, and all payments from a Bank to the Administrative Agent, in each case contemplated by this Agreement, shall be made by electronic funds transfer or by such other means and pursuant to such instructions as the

Administrative Agent and such Bank may agree from time to time, any such agreement to be confirmed in writing at the request of the Administrative Agent or such Bank.
(d)    If the due date of any payment under this Agreement, the Revolving Credit Notes or any of the other Credit Documents would otherwise fall on a day which is not a Business Day such date shall (unless otherwise expressly provided herein) be extended to the immediately succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.
2.14    Pro Rata Treatment. Except as otherwise provided herein:
(a)    each borrowing of Revolving Credit Loans hereunder shall be made from the Banks, and each termination or reduction of the amount of the Revolving Credit Loan Commitments shall be applied to such Commitments of the Banks, in each case in accordance with the Banks’ respective Pro-Rata Shares;
(b)    the making, Conversion and Continuation of Loans of a particular type (except as otherwise provided in Section 3 hereof) shall be undertaken by the Banks in accordance with their respective Pro-Rata Shares; and
(c)    each payment and prepayment by the Borrower of principal of or interest on the Loans shall be made to the Administrative Agent for the account of the Banks in accordance with their respective Pro-Rata Shares, and likewise each payment of the Shared Fees (but not any other fees or amounts payable to the Administrative Agent or the Issuing Banks whether pursuant to a separate letter or otherwise) shall be made to the Administrative Agent for the benefit of the Banks in accordance with their respective Pro-Rata Shares.
2.15    Minimum Amounts. Each borrowing of or Conversion into Base Rate Loans shall be in an amount of at least $50,000 and a whole multiple of $25,000, and each borrowing of, Conversion into or Continuation of LIBOR Loans shall be in a minimum amount of $1,000,000 and a whole multiple of $500,000 (borrowings, Conversions or Continuations of or into Loans of different types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings or Conversions for purposes of the foregoing, one for each type or Interest Period). Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBOR Loans having the same Interest Period shall be at least equal to $1,000,000 and, if any LIBOR Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period.
2.16    Certain Notices. The Borrower shall give notices to the Administrative Agent of all borrowings, terminations of Commitments, Conversions, Continuations or prepayments of Loans, and of the duration of Interest Periods, such notices to be substantially in the form of Exhibit C hereto. Each such notice shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 noon, Central Time, on the number of Business Days prior to the date of the relevant borrowing, termination, Conversion, Continuation or prepayment or the first day of such Interest Period specified below:

Notice	Notice of Business Days Prior
Termination of Commitments	3
Borrowing or prepayment of, or Conversion into, Base Rate Loans	0
Borrowing or prepayment of, Conversion into, Continuation as, or duration of Interest Period for, LIBOR Loans	2
Each such notice of termination shall specify that it relates to the Revolving Credit Loan Commitments and the aggregate amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or prepayment shall specify the aggregate amount of Loans to be borrowed, Converted, Continued or prepaid and the amount, the type of Loans to be borrowed, Converted, Continued or prepaid (and, in the case of a Conversion, the type of Loans to result from such Conversion) and the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Banks of the contents of each such notice. In the event that the Borrower fails to select the type of Loan, or the duration of any Interest Period, for any LIBOR Loan within the time period and otherwise as provided in this Section 2.16, such Loan (if outstanding as a LIBOR Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.
If the Administrative Agent receives a notice from the Borrower of a requested borrowing of a Base Rate Loan by 12:00 noon, Central Time, on any Business Day, then the Administrative Agent shall give written notice of such requested borrowing to the Banks by 1:00 p.m., Central Time, on the same Business Day, and, as provided in Section 2.3(b), each Bank shall remit its Pro-Rata Share of the requested borrowing, subject to all other terms and conditions of this Agreement, by 2:00 p.m., Central Time, on the same Business Day. Similarly, if the Administrative Agent receives a notice from the Borrower of a requested borrowing of a LIBOR Loan by 12:00 noon, Central Time, on any Business Day, then the Administrative Agent shall give written notice of such requested borrowing to the Banks by 1:00 p.m., Central Time, on the same Business Day, and, as provided in Section 2.3(b), each Bank shall remit its Pro-Rata Share of the requested borrowing, subject to all other terms and conditions of this Agreement, by 2:00 p.m., Central Time, on the second Business Day thereafter.
In addition to the notices provided for in this Section 2.16, the Borrower shall provide notice to the Administrative Agent of payments to be made by the Borrower on Base Rate Loans, such notice to be provided by 12:00 noon, Central Time, on the date of payment.
2.17    Non‑Receipt of Funds by Administrative Agent.

(a)        Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall not be required to make any amount available to the Borrower hereunder except to the extent that the Administrative Agent shall have received such amounts from the Banks as set forth herein; provided, however, that unless the Administrative Agent shall have been notified by a Bank prior to the time the applicable Loan is to be made hereunder that such Bank does not intend to make its Pro-Rata Share of the applicable Loan available to the Administrative Agent, the Administrative Agent may (but is not required to) assume that such Bank has made such Pro-Rata Share available to the Administrative Agent prior to such time, and the Administrative Agent may in reliance upon such assumption make available to the Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Bank and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of payment to be made by such Bank, the greater of the daily average of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Base Rate. If the Borrower and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Bank pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Bank that shall have failed to make such payment to the Administrative Agent. If at any time a Bank is obligated to make a Loan but does not make such Loan available, either to the Borrower or the Administrative Agent, as applicable, such unfunded amount shall be deemed to be outstanding for purposes of calculating the Unused Line Fee.
(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may (but is not required to) assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the greater of the daily average of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
2.18    Balances; Sharing of Payments.
(a)    If a Default or Event of Default exists and is continuing, the Borrower agrees that, in addition to (and without limitation of) any right of set‑off, banker’s lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to set off and apply balances held by it for the account of the Borrower at any of its offices or held by any of such Bank’s affiliates, in Dollars or in any other currency, whether or not matured, against any principal of or interest on any of such Bank’s Loans, or any other amount payable to such Bank hereunder, which is not paid when due in accordance with the terms hereof (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Bank’s failure to give such notice shall not affect the validity of any such set off.
(b)    If any Bank shall obtain payment of any principal of or interest on any Loan or Reimbursement Obligation through the exercise of any right of set‑off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due hereunder by the Borrower to such Bank than its Pro-Rata Share thereof, it shall promptly purchase from such other Banks’ participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by or the Reimbursement Obligations owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans or Reimbursement Obligation held by each of the Banks. To such end, all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks or the Reimbursement Obligations owing to such Bank (or in interest due thereon, as the case may be) may exercise any and all rights of set‑off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or Reimbursement Obligation in the amount of such participation. Nothing in this Agreement shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set‑off to which this Section 2.18 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 2.18 to share in the benefits of any recovery on such secured claim.
(c)    Notwithstanding anything to the contrary in Sections 2.18(a) or (b) above, if any Bank at any time has a separate credit relationship with the Borrower – separate and apart from such Person’s credit relationship with the Borrower under this Agreement and the other Credit Documents – and such Person exercises any right of set-off, banker’s lien or other right or claim with respect to any amounts due such Person by the Borrower under any such separate credit relationship, then all proceeds of such set-off, banker’s lien or other right or claim, as the case may be, shall first be applied against the Borrower’s obligations under this Agreement and the other Credit Documents, before being applied against the Borrower’s obligations under such separate credit relationship.

2.19    Computation of Interest. Interest on the principal amount of the Loans from time to time outstanding and any other amount due hereunder and calculated on a per annum basis (including, without limitation, Letter of Credit Fees and the Unused Line Fee) shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed or the number of days to which such fee or other per annum amount applies, as the case may be. Each payment of interest shall be computed on the basis of the principal amount outstanding during each day of the term of each Loan and Reimbursement Obligation and the interest rate applicable to each such day.
2.20    Taxes.
(a)    Any and all payments by or on account of any obligation of Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Bank, the applicable Issuing Bank or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Borrower shall indemnify the Bank, the Issuing Bank or the Administrative Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Bank, Issuing Bank or the Administrative Agent or required to be withheld or deducted from a payment to such Bank, the Issuing Bank or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or Issuing Bank, shall be conclusive absent manifest error.
(d)    Each Bank shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of Borrower to do so), and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.20, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii) Without limiting the generality of the foregoing,

(A)    any Bank that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding Tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the

“interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
(i)    For purposes of Section 2.20(d) and (f), the term “Bank” includes the Issuing Banks.
2.21    Advances After Default. Notwithstanding anything to the contrary herein, but subject, nevertheless, to Section 9.4 hereof, the Majority Banks may, but shall have no obligation of any kind whatsoever to, extend any credit or make any loan or advance to the Borrower under this Agreement, the Revolving Credit Notes or any of the other Credit Documents so long as any Default or Event of Default (other than an Event of Default described in Section 7.1(h), 7.1(i) and 7.1(j) of this Agreement) shall have occurred and be continuing.
2.22    Authorized Officers. The Borrower hereby designates, appoints, authorizes and directs each of the officers designated in the certified resolution of the board of directors of the Borrower or the Notice of Authorized Borrowers delivered to the Administrative Agent on the Closing Date (each, an “Authorized Officer”) to act on behalf of the Borrower for purposes of giving notice to the Administrative Agent of requests for Loans and Letters of Credit under Section 2 hereof and for otherwise giving notices under this Agreement or the other Credit Documents. Borrower may provide the Administrative Agent with an updated Notice of Authorized Borrowers (in the form of Exhibit G) from time to time after the Closing Date, and in such event, each designated

Person noted therein shall be deemed to be “Authorized Officer” as used herein. The Administrative Agent and the Banks are entitled to rely and act on the instructions of the Authorized Officer on behalf of the Borrower. The Borrower covenants and agrees to assume liability for and to protect, indemnify and hold harmless the Administrative Agent, each Issuing Bank, each Joint Lead Arranger, the Documentation Agent, and the Banks from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, negotiated attorneys’ fees), which may be incurred by, imposed or asserted against the Administrative Agent, each Issuing Bank, the Joint Lead Arranger, the Documentation Agent or any Bank howsoever arising or incurred because of, out of or in connection with the Administrative Agent, each Issuing Bank, the Joint Lead Arranger, the Documentation Agent or any Bank dealing with the Authorized Officer on behalf of the Borrower, other than those liabilities, obligations, damages, penalties, claims causes of action, costs, charges and expenses incurred by reason of the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank, the Joint Lead Arranger, the Documentation Agent or such Bank, as the case may be.
2.23    Original Credit Agreement; Existing Loans and LCs. Upon the Closing Date, (a) this Agreement shall act to amend, restate and replace the Original Credit Agreement in its entirety, (b) any right of the Borrower to obtain credit and any duty on the part of any Person to extend credit under the Original Credit Agreement shall be terminated, and (c) all letters of credit outstanding under the Original Credit Agreement (collectively, “Existing LCs”) shall be deemed to be Letters of Credit outstanding under this Agreement and subject to all terms and conditions of this Agreement relating to Letters of Credit, including payment of Letter of Credit Fees at the rates specified in Section 2.2(b) of this Agreement, and, without further action on any Person’s part and without limiting the generality of the foregoing, (1) the Borrower shall be unconditionally obligated to reimburse the Issuing Banks on demand for all draws and other amounts paid under such Letters of Credit by the Issuing Banks, irrespective of whether the Borrower executed a reimbursement agreement or the like with respect to such Letters of Credit, and (2) the applicable Issuing Bank shall be deemed to be the issuer of (and hence the Issuing Bank with respect to) such Letters of Credit, and to have granted to each Bank, and each Bank shall be deemed to have acquired from such Issuing Bank, a participation in each such Letter of Credit equal to such Bank’s Pro-Rata Share of the Letter of Credit Commitments on the Closing Date. If there are any unpaid commitment fees or other amounts owing under the Original Credit Agreement (other than principal and interest and letter of credit reimbursement obligations as provided above), the Borrower agrees to pay such amounts on demand to U.S. Bank National Association in its capacity as the agent or the sole lender under the Original Credit Agreement, notwithstanding that this Agreement otherwise amends, restates and replaces the Original Credit Agreement, and the Administrative Agent and the Banks agree that U.S. Bank National Association may keep and retain such amounts for its own account.
SECTION 3    FEES; YIELD PROTECTION
3.1    Unused Line Fee. The Borrower shall pay to the Administrative Agent (to be allocated by the Administrative Agent to the Banks in accordance with their respective Pro-Rata Shares), on the first day of each fiscal quarter, for the immediately preceding fiscal quarter, an unused line fee (the “Unused Line Fee”) at a rate per annum equal to the Applicable Margin for the Unused Line Fee for such preceding fiscal quarter of the difference between (a) the average daily

Commitments for all Banks for such preceding quarter, and (b) the Average Daily Credit Balance for such preceding fiscal quarter.
3.2    Changes in Capital Adequacy Regulations.
(a) A Bank or an Issuing Bank may deliver written notice (“Event Notice”) to Borrower if it determines the amount of capital required or expected to be maintained by such Bank or Issuing Bank, any Lending Installation of such Bank or Issuing Bank, or any corporation controlling such Bank or Issuing Bank is increased as a result of a Change. Within 30 days of receipt of the Event Notice, the Borrower shall pay such Bank or Issuing Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Bank or Issuing Bank determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Bank’s or Issuing Bank’s policies as to capital adequacy) (the “Capital Adequacy Shortfall Payment”). Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to compensate a Bank pursuant to this Section 3.2 for any increased costs or reductions suffered prior to the date that such Bank sends the Borrower the Event Notice. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected by any Governmental Authority to be maintained by any Bank or Issuing Bank or any Lending Installation or any corporation controlling any Bank or Issuing Bank. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (as in effect from time to time) shall be deemed to be a Change and all requests, rules, guidelines or directives promulgated from time to time by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. “Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Revolving Credit Loans outstanding at such time, plus (ii) an amount equal to its LC Exposure at such time.
(b) Notwithstanding anything to the contrary contained herein, if a Bank or Issuing Bank sends an Event Notice to Borrower, Borrower shall have the right, but not the obligation, to pay-off and replace the requesting Bank with an Eligible Assignee in accordance with Section 3.10 of this Agreement.
3.3    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by any Bank or applicable Lending Installation or any Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)    subjects any Bank or any applicable Lending Installation or any Issuing Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Bank or any Issuing Bank in respect of its LIBOR Loans, Letters of Credit or participations therein, or
(b)    impose or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any applicable Lending Installation or any Issuing Bank (other than reserves and assessments taken into account in determining the interest rate applicable to advances under LIBOR Loans), or
(c)    imposes any other condition the result of which is to increase the cost to any Bank or any applicable Lending Installation or any Issuing Bank of making, funding or maintaining its LIBOR Loans or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Bank or any applicable Lending Installation or any Issuing Bank in connection with its LIBOR Loans, Letters of Credit or participations therein, or requires any Bank or any applicable Lending Installation or any Issuing Bank to make any payment calculated by reference to the amount of LIBOR Loans, Letters of Credit or participations therein held or interest or Letter of Credit Fees received by it, by an amount deemed material by such Bank or such Issuing Bank as the case may be, and the result of any of the foregoing is to increase the cost to such Bank or applicable Lending Installation or Issuing Bank, as the case may be, of making or maintaining its LIBOR Loans or Commitment or of issuing or participating in Letters of Credit or to reduce the return received by such Bank or applicable Lending Installation or Issuing Bank, as the case may be, in connection with such LIBOR Loans or Commitment, Letters of Credit or participations therein, then, within 30 days of demand by such Bank or such Issuing Bank, as the case may be, the Borrower shall pay such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank, as the case may be, for such increased cost or reduction in amount received (the “Yield Protection Payment”), so long as such amounts have accrued on or after the date on which such Bank or Issuing Bank first made demand therefor.
3.4    Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, with respect to any Interest Period, deposits in Dollars (in the applicable amounts) are not being offered to any Bank in the relevant market for such Interest Period, or the Administrative Agent otherwise determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein, then the Administrative Agent shall give the Borrower and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Loans of such type, to Continue Loans of such type or to Convert Loans of any other type into Loans of such type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of such type, either prepay such Loans or Convert such Loans into Base Rate Loans.
3.5    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank to honor its obligation to make or maintain LIBOR Loans hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Bank’s obligation to make or Continue LIBOR Loans, or Convert Loans into LIBOR Loans, shall be suspended until such time as such Bank may again make and maintain LIBOR Loans (and such Bank’s outstanding LIBOR Loans shall be Converted into Base Rate Loans).
3.6    Certain Conversions. If the LIBOR Loans of any Bank (such Loans being herein called “Affected Loans”) are to be Converted pursuant to Section 3.5 hereof, such Bank’s Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, if holding such Affected Loan would be contrary to any Requirement of Law, on such earlier date as such Bank may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 3.5 hereof which gave rise to such Conversion no longer exist:
(a)    to the extent that such Bank’s Affected Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loans shall be applied instead to its Base Rate Loans; and
(b)    all Loans which would otherwise be made or Continued by such Bank as LIBOR Loans shall be made or Continued instead as Base Rate Loans and all Loans of such Bank which would otherwise be Converted into LIBOR Loans shall be Converted instead into (or shall remain as) Base Rate Loans.
If such Bank gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.5 hereof which gave rise to the Conversion or non‑Continuation of such Bank’s Affected Loans pursuant to this Section 3.6 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans are outstanding, such Bank’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding LIBOR Loans and by such Bank are held pro rata (as to principal amounts and Interest Periods) in accordance with their respective Revolving Credit Loan Commitments.
3.7    Compensation. The Borrower shall pay to the Administrative Agent for the account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank incurs (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re‑employment of deposits, but excluding loss of anticipated profits) and determines is attributable to:
(a)    any payment, prepayment or Conversion of a LIBOR Loan made by such Bank for any reason (including, without limitation, pursuant to Section 2.12 hereof or by reason of the acceleration of the Loans pursuant to Section 7 hereof) on a date other than the last day of an Interest Period for such Loan; or
(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 4 hereof to be satisfied, but excluding the failure of the Administrative Agent or such Bank to make funds available to the Borrower when required to do so by the terms of this Agreement) to borrow any Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.16 hereof.
3.8    Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 3.1;
(b)    the Commitment and Outstanding Credit Exposure of such Defaulting Bank shall not be included in determining whether all Banks or the Majority Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.4, provided that any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Bank shall require the consent of such Defaulting Bank);
(c)    if any Letter of Credit Obligations shall exist at the time a Bank becomes a Defaulting Bank then:

(1)
all or any part of the unfunded participations in and commitments with respect to Letters of Credit shall be reallocated among the non-Defaulting Banks in accordance with their respective Pro-Rata Shares but only to the extent (y) the sum of all non-Defaulting Banks’ Outstanding Credit Exposure plus such Defaulting Bank’s Loans and participations in and commitments with respect to Loans and Letters of Credit does not exceed the total of all non-Defaulting Banks’ Commitments and (z) the conditions set forth in Section 4 are satisfied at such time; provided, that the Letter of Credit Fees payable to the Banks shall be determined taking into account such reallocation.

(2)
if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Bank’s Pro-

Rata Share of the Letter of Credit Obligations in accordance with the procedures set forth below for so long as such LC Exposure is outstanding;

(3)
if the Borrower cash collateralizes any portion of such Defaulting Bank’s LC Exposure pursuant to clause (2) above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.3(b) with respect to such Defaulting Bank’s LC Exposure during the period such Defaulting Bank’s LC Exposure is cash collateralized; and

(4)
if any Defaulting Bank’s LC Exposure is not cash collateralized pursuant to clause (2) above, then, without prejudice to any rights or remedies of the Issuing Bank(s) or any Bank hereunder, all Letter of Credit Fees payable under Section 2.2(b) with respect to such Defaulting Bank’s LC Exposure shall be payable to the Issuing Bank(s) until such LC Exposure is cash collateralized;

(d)    so long as any Bank is a Defaulting Bank, the Issuing Bank(s) shall not be required to issue or modify any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by the Borrower in accordance with Section 3.8(c); and
(e)    any amount payable to such Defaulting Bank hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Bank pursuant to Section 2.18(b)) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Bank to the Issuing Bank(s), (iii) third, to the funding of any Revolving Credit Loan or the funding or cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Bank under this Agreement, (v) fifth, to the payment of any amounts owing to the Borrower or the Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement, (vi) sixth, if so determined by the Administrative Agent, distributed to the Banks other than the Defaulting Bank until the ratio of the Outstanding Credit Exposure of such Banks to the Aggregate Outstanding Credit Exposure equals such ratio immediately prior to the Defaulting Bank’s failure to fund any portion of any Loans or participations in Letters of Credit and (vii) seventh, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of draws under Letters of Credit with respect to which the applicable Issuing Bank has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Banks that are not Defaulting Banks pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Bank.
(f)    Letter of Credit Cash Collateral. If any Bank is a Defaulting Bank, then each Issuing Bank may, by notice to such Defaulting Bank and the Administrative Agent, require such Defaulting Bank to (i) deliver to the Administrative Agent, for the account of the Issuing Bank, cash collateral in an amount equal to such Defaulting Bank’s Pro Rata Share (prior to any reduction of the amount of such Bank’s Commitments as provided in this Section 3.8) of the undrawn principal amount of all Letters of Credit issued by the Issuing Bank for the account of the Borrower (the “Reserve Amount”) or (ii) make other arrangements reasonably satisfactory to the Issuing Bank to assure that such Defaulting Bank will reimburse the Issuing Bank for its Pro Rata Share of all Reimbursement Obligations. If any Defaulting Bank fails to provide cash collateral or make other arrangements as required by this subsection 3.8(f), the Administrative Agent may in its discretion retain as cash collateral all amounts otherwise payable to such Defaulting Bank under this Agreement until the Administrative Agent has retained an amount equal to the Reserve Amount. Any such cash collateral (A) shall be held by the Administrative Agent pursuant to arrangements reasonably satisfactory to the Issuing Bank and the Administrative Agent, and (B) if at any time such Defaulting Bank becomes obligated to reimburse the Administrative Agent any Reimbursement Obligations, shall be applied (to the extent required) by the Administrative Agent to such reimbursement. Upon the expiration, termination or reduction in amount of any applicable Letter of Credit (or upon termination of such Defaulting Bank’s Commitments), the Administrative Agent shall release to such Defaulting Bank (or such other Person as may be entitled thereto) any cash collateral held by the Administrative Agent in excess of the Reserve Amount.
In the event that the Administrative Agent, the Borrower and each Issuing Bank agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then, the LC Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold the Revolving Credit Loans in accordance with its Pro-Rata Share.
Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Bank which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.
3.9    Replacement of Bank.
(a)    If any Bank requests a Capital Adequacy Shortfall Payment from Borrower under Section 3.2(a) or if any Bank requests a Yield Protection Payment under Section 3.3 or if any Bank is a Defaulting Bank, or if any Bank does not consent to an amendment to this Agreement that is consented to by all of the other Banks, then the Borrower may (but shall not be required to), at its sole cost and expense, upon timely notice to such Bank pursuant to Subsection (b), below (the “Replaced Bank”) and the Administrative Agent, require such Replaced Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its right to the Capital Adequacy

Shortfall Payment pursuant to Section 3.2(a) or the Yield Protection Payment under Section 3.3) and obligations under this Agreement and any other Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank if another Bank elects, in its sole discretion, to accept such assignment); provided that:

(1)	The Borrower shall have paid to the Administrative Agent any assignment fee specified in Section 9.6;

(2)
such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and its Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under any other Credit Document (including any amounts under Section 3.3) from the Eligible Assignee (in the case of any outstanding principal and accrued interest and fees) or the Borrower (for all other amounts);

(3)
in the case of any such assignment resulting from a claim for Capital Adequacy Shortfall Payment under Section 3.2(a), the Capital Adequacy Shortfall Amount for such Replaced Bank shall not accrue from and after the date of completion of the assignment to the Eligible Assignee;

(4)
in the case of any such assignment resulting from a claim for a Yield Protection Payment under Section 3.3, the Yield Protection Payment for such Replaced Bank shall not accrue from and after the date of completion of the assignment to the Eligible Assignee; and

(5)
in the case of any such assignment resulting from the Replaced Bank being deemed a Defaulting Bank, all obligations of the Borrower to cash collateralize such Defaulting Bank’s Pro-Rata Share of the Letter of Credit Obligations under Section 3.8(c)(2) shall be automatically suspended from and after the date of completion of the assignment to the Eligible Assignee, and the cash collateral amount funded by Borrower shall be released to Borrower; and

(6)	such assignment does not conflict with applicable law.
(b)    If Borrower desires to replace a Bank pursuant to the terms of Section 3.9(a): (1) Borrower must provide notice to such Bank and the Administrative Agent no later than sixty (60) days following (i) the date of Borrower’s receipt of an Event Notice in the case of a Bank requesting Capital Adequacy Shortfall Payment, or (ii) the date of Borrower’s receipt of demand in the case of a Bank demanding a Yield Protection Payment under Section 3.3, or (iii) the date of Borrower’s receipt of notice from Administrative Agent or a Bank that such Bank is a Defaulting Bank in the case of a Defaulting Bank, and (2) the assignment must be completed no later than one hundred twenty (120) days following the date that Borrower provides notice. If Borrower’s notice is not timely delivered or the assignment is not timely completed pursuant to the terms of this Section 3.9(b), then Borrower shall waive its right to replace a Bank pursuant to this Section 3.9 and any attempted assignment shall be deemed null and void.

3.10    Waiver of Request for Capital Adequacy Shortfall Payment or Cure of Default by Defaulting Bank. A Replaced Bank shall not be required to make any assignment or delegation under Section 3.9 if, prior to such assignment or delegation, the Replaced Bank (a) waives its request under Section 3.2(a) for Capital Adequacy Shortfall Payment from the Borrower or (b) cures the default causing such Replaced Bank to be a Defaulting Bank within five (5) Business Days following receipt of timely notice by the Borrower of the Borrower’s intent to replace the Replaced Bank in accordance with Section 3.9 hereof.
SECTION 4    CONDITIONS PRECEDENT
4.1    Conditions Precedent to the Loans. Notwithstanding anything to the contrary in this Agreement, the obligation of any Bank to make any Loans hereunder on the initial Borrowing Date following the Closing Date is subject to each of the following conditions precedent:
(a)    The Administrative Agent shall have received the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(1)	the Revolving Credit Notes, duly executed and delivered by the Borrower;

(2)	this Agreement, duly executed and delivered by the Borrower;

(3)	A Notice of Authorized Borrowers in the form attached hereto as Exhibit G;

(4)
Certified copies of the resolutions of the Board of Directors for the Borrower authorizing the making and performance of this Agreement, the Revolving Credit Notes and all other Credit Documents and the transactions contemplated hereby and thereby;

(5)
A certificate of appropriate officers of the Borrower (A) who is authorized to execute and deliver, as the case may be, this Agreement, the Revolving Credit Notes and all other Credit Documents, and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purpose of signing documents and giving notices and other communications in connection with, as the case may be, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby (and the Administrative Agent and the Banks may conclusively rely on such certificate until it receives notice in writing from the Borrower to the contrary);

(6)
If requested by the Administrative Agent, certificates of all liability insurance policies required by this Agreement and the other Credit Documents naming the Administrative Agent, in its capacity as Administrative Agent for the Banks, as an additional insured thereunder;

(7)	An opinion of counsel to the Borrower, addressing such matters and in such form as the Administrative Agent may reasonably require; and

(8)	Such other documents as the Administrative Agent may reasonably request.
(b)    No material adverse change in the assets, business, operations, financial condition, liabilities or capitalization of the Borrower shall have occurred since the date of the most recent financial statement of the Borrower and its consolidated Subsidiaries delivered to the Administrative Agent and the Banks.
(c)    No litigation or similar proceeding shall exist or be threatened with respect to the making of the Loans or consummation of the transactions contemplated hereby, and no Requirement of Law shall have been promulgated or deemed applicable which is likely to have a material adverse effect on the assets, liabilities, operations, business, financial condition or capitalization of the Borrower or the Subsidiaries taken as a whole, on the timely payment of the principal of or interest on the Loans, or the enforceability of this Agreement, the Revolving Credit Notes or any of the other Credit Documents, or the Banks’ rights and remedies hereunder or thereunder.
(d)    All representations and warranties made by the Borrower or in any of the other Credit Documents, or in any certificate or statement furnished in connection with the Loans or otherwise, are true and correct in all material respects as of the date of each Loan as if made on and as of such date.
(e)    No Default or Event of Default shall have occurred and be continuing as of the date of any Loan or after giving effect to any Loan.
(f)    The Loans, the use of the proceeds thereof, the other transactions contemplated by this Agreement and the other Credit Documents, and the performance thereof by the Borrower and/or the Banks shall not violate, contravene, or conflict with, any Requirement of Law.
(g)    Borrower shall have paid all fees, out of pocket costs and expenses to the Administrative Agent, Banks and third parties related to the extension of credit by the Banks and the preparation and execution of the Credit Documents (in accordance with Section 9.3(a) in the case of the initial making of the Loans).
4.2    Subsequent Loans and Advances. Each borrowing hereunder made after the initial Borrowing Date and each issuance of a Letter of Credit is subject to each condition precedent set forth in Section 4.1(a) through 4.1(g), inclusive, above. In addition, in the case of each borrowing hereunder and each issuance of a Letter of Credit, such borrowing or request for a Letter of Credit to be issued and the related notice thereof by the Borrower hereunder shall constitute a certification by the Borrower, as of the date of such borrowing or request for a Letter of Credit to be issued, and after giving effect thereto, that (1) all representations and warranties made by the Borrower herein (except those regarding Subsidiaries made in Section 5.12 hereof that are identified as being made “as of the Closing Date”) or in any of the other Credit Documents, or in any certificate or statement furnished in connection with the Loans or otherwise, are true and correct in all material respects as if made on and of such date, and (2) no Default or Event of Default shall have occurred and be continuing.

SECTION 5    REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent, each Issuing Bank and the Banks as follows:
5.1    Existence and Standing. Each of the Borrower and its Significant Subsidiaries is a corporation, partnership or limited liability company (in the case of Significant Subsidiaries only) duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
5.2    Financial Condition. The audited consolidated balance sheet of the Borrower and its Subsidiaries as of January 3, 2015, and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year ended on said date, accompanied by the opinion(s) of one or more firms of independent certified public accountants of recognized national standing, heretofore furnished to each of the Banks, and all other financial statements provided to each of the Banks since January 3, 2015 pursuant to the terms of Subsection 6.1, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of its operations for the period covered thereby, all in accordance with GAAP applied on a consistent basis. Since January 3, 2015, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.3    Litigation. There is no litigation, arbitration, or proceeding pending or any governmental proceedings that, to the knowledge of any of its officers, are known to be contemplated against or affecting the Borrower or any of its Subsidiaries which if adversely determined, would reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans.
5.4    No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Credit Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Significant Subsidiaries or (ii) the Borrower’s or any Significant Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Significant Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the property of the Borrower or a Significant Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Credit

Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Credit Documents.
5.5    Corporate Action; Binding Effect. The Borrower has all necessary corporate power and authority to make and perform, as the case may be, this Agreement, the Revolving Credit Notes, the Reimbursement Agreements and each of the other Credit Documents to which it is a party, and the making and performance by the Borrower of this Agreement, the Revolving Credit Notes, the Reimbursement Agreements and each of such other Credit Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on its part. This Agreement constitutes, each of the Revolving Credit Notes when executed and delivered for value will constitute, and each of such other Credit Documents executed or to be executed by the Borrower constitutes, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
5.6    Approvals. No authorizations, approvals or consents of, and no filings (other than the filing of a Form 8-K by the Borrower with the Securities Exchange Commission) or registrations with, any Governmental Authority or any other Person are necessary for the making or performance by the Borrower this Agreement, the Revolving Credit Notes, the Reimbursement Agreements or any other Credit Documents to which it is a party, or the validity or enforceability thereof.
5.7    ERISA; Plan Assets; Prohibited Transactions.
(a)    With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
(b)    The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.8    Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due pursuant to such returns or pursuant to any material assessment received by the Borrower or such Subsidiary, except those taxes being contested in good faith by proper proceedings and for which adequate reserves are being maintained and except where failure to file or pay such taxes would not in the aggregate constitute a Material Adverse Effect.
5.9    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.10    Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
5.11    Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded its property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and that none of Borrower or any of its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate would, if adversely determined, have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.12    Subsidiaries. The ownership of each Subsidiary is listed on Schedule 5.12 hereto. The Borrower owns and has good title to (free and clear of all Liens), and has the unencumbered right to vote its shares of capital stock of each such Subsidiary, all as set forth on Schedule 5.12.
5.13    Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries (other than as may have been disposed of in a manner permitted by the terms of this Agreement).
5.14    Solvency.
(a)    Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan, if any, and after giving effect to the application of the proceeds of such Loans: (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; and (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.
(b)    The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, as considered in the aggregate, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Indebtedness.
5.15    Margin Regulations. Notwithstanding anything herein to the contrary, the Borrower shall not, directly or indirectly, use any Loan proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.
5.16    No Event of Default. No Default or Event of Default has occurred and is continuing.
5.17    Compliance with Law. The Borrower and its Subsidiaries are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property except if in the aggregate any such non-compliance would constitute a Material Adverse Effect.
5.18    Use of Proceeds. The proceeds of the Loans will be used by the Borrower for working capital and for general corporate purposes, including but not limited to Acquisitions that are permitted by the terms of this Agreement. All Loans are and shall be (a) business loans as provided in Mo. Rev. Stat. § 408.035 and also loans to a corporation, and (b) for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use (as such terms are used or defined in Regulation Z promulgated by the Board of Governors of the Federal Reserve System and Title I and V of the Consumer Credit Protection Act, as amended). The Borrower anticipates that a portion of the proceeds of the Loans made to the Borrower will be advanced by the Borrower to, or will otherwise be used to directly or indirectly benefit, one or more Subsidiaries
5.19    OFAC; Anti-Terrorism Laws.
(a)    Neither the Borrower nor any Subsidiary (i) is a Sanctioned Person, (ii) has assets in Sanctioned Countries, or (iii) derives any operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(b)    Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.
SECTION 6    COVENANTS
Until payment in full of the principal of and interest on the Loans and all other amounts payable by the Borrower hereunder or under any of the other Credit Documents and until the expiration of the Commitments:
6.1    Information. The Borrower shall deliver to the Administrative Agent and the Banks if not available by public filing:
(a)    as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of the Borrower, (1) a consolidated balance sheet and income statement for the Borrower and its Subsidiaries for the fiscal quarter and year-to-date period; (2) consolidated cash flow statement for the Borrower and its Subsidiaries reflecting current quarter and year-to-date performance; and (3) a certificate of a Senior Financial Officer stating that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year‑end audit adjustments and to the absence of footnote disclosures);
(b)    as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, the consolidated balance sheet, income statement, and statement of cash flows for the Borrower and its Subsidiaries as at the end of such year, and for the immediately preceding fiscal year, setting forth in the case of each consolidated income statement and balance sheet in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the opinion of KPMG or independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower in accordance with GAAP as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default continuing as of the date of such certificate;
(c)    Concurrently with subsections (a) and (b) of this Section 6.1, a certificate of a Senior Financial Officer of the Borrower certifying that to the best of his or her knowledge no Event of Default is continuing at such date or specifying any Event of Default that is continuing at such date and specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(d)    promptly upon their becoming available, copies of all registration statements and annual, periodic or other regular reports, final proxy statements and such other similar information as shall be filed by the Borrower with the SEC, any national securities exchange or (to the extent not duplicative) any other similar Governmental Authority;

(e)    promptly after the Borrower knows that any Default or Event of Default has occurred, notice of such Default or Event of Default, describing the same in reasonable detail and describing the steps being taken to remedy the same;
(f)    promptly after obtaining knowledge thereof, any material adverse change in the business, assets, financial condition, liabilities or capitalization of the Borrower and the Subsidiaries taken as a whole;
(g)    as soon as available, and in any event within 45 days after the end of each of the first three (3) fiscal quarters of the Borrower in each fiscal year and within 60 days after the end of the final fiscal quarter of the Borrower in each fiscal year, a Covenant Compliance Certificate which sets forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with the financial covenants set forth in this Agreement as of the end of such fiscal quarter;
(h)    as soon as available, and in any event within 45 days after the end of each of the first three (3) fiscal quarters of the Borrower in each fiscal year and within 60 days after the end of the final fiscal quarter of the Borrower in each fiscal year, an Applicable Margin Calculation Certificate; and
(i)    promptly from time to time such other information regarding (1) the business, affairs, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries (including but not limited to a listing of all then current Subsidiaries of the Borrower and the ownership thereof), (2) compliance by the Borrower with its obligations contained herein or in any of the other Credit Documents, and (3) the transactions contemplated hereby, in each case in such form and in such detail as the Administrative Agent may reasonably request.
6.2    Litigation, Etc. The Borrower will promptly give notice in writing to the Administrative Agent and each Bank of the disclosure by the Borrower of any material pending legal proceeding against or affecting the Borrower or any Affiliate thereof in any filing with the Securities and Exchange Commission. If requested, Borrower shall provide information regarding the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.3    Compliance, Inspection, Payment of Taxes, Visitation, Etc.
(a)    The Borrower shall, and shall cause each of its Subsidiaries to:

(i)
comply with all applicable laws, rules, regulations, orders and directives (such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act) except where the failure to so comply would not have a Material Adverse Effect;

(ii)
pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except that none of the Borrower and its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and, as to which adequate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens or any such lien individually would have a Material Adverse Effect; and
(b)    The Borrower shall, and shall cause each of its Significant Subsidiaries to permit representatives of the Administrative Agent and the Banks, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Administrative Agent or any Bank, which shall include, but not be limited to, conducting field audits of the assets of the Borrower and its Significant Subsidiaries, one of which field audits each year shall be at the Borrower’s expense for the payment of the auditing Bank’s out of pocket expenses.
6.4    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not request any Loan, nor shall the Borrower use, and the Borrower shall ensure that its Affiliates, directors, officers, employees and agents shall not use, the proceeds of any Loan in any manner that would result in the violation of any applicable Sanctions. Furthermore, the Borrower will not request any Loan, nor shall the Borrower use, and the Borrower shall ensure that its Affiliates, directors, officers, employees and agents shall not use, the proceeds of any Loan in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or of anything else of value, to any Person in material violation of any Anti-Corruption Laws.
6.5    EBITDA to Interest Expense. The Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of (a) the sum of Consolidated EBITDA for the four fiscal quarters then ending, to (b) the sum of Consolidated Interest Expense for the four fiscal quarters then ending, of not less than 3.5 to 1.
6.6    Total Funded Debt to EBITDA. The Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of (a) the sum of Consolidated Total Funded Debt, as of such date, to (b) the sum of Consolidated EBITDA for the four fiscal quarters then ending, of less than 3.0 to 1.
6.7    Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
6.8    Acquisitions. The Borrower shall not, nor shall it permit any of its Significant Subsidiaries, to complete an Acquisition if a Default or Event of Default then exists, and the Borrower shall not, nor shall it permit any of its Subsidiaries, to complete Acquisition if a Default or Event of Default would result therefrom.
6.9    Mergers, Sale of Assets, Etc. The Borrower shall not, nor shall it permit any of its Subsidiaries to, consolidate or merge with any other Person, or sell, lease, assign, transfer or otherwise dispose of all or substantially all of the assets to any other Person, other than:
(a)    sales, leases, licenses, assignments, transfers or other dispositions of assets for cash consideration at the time of such disposition, but only so long as the aggregate fair market value of the assets so disposed of, in one transaction or a series of related transactions over the term of this Agreement, does not exceed in the aggregate 15% of Consolidated Total Assets;
(b)    sales of inventory, licensing of intellectual property and leasing of real estate in the ordinary course of its business and consistent with its past practices;
(c)    transactions with Affiliates; and
(d)    the disposition of obsolete or worn‑out fixed assets, plant, equipment or other property no longer required by or useful to the Borrower or any of its Significant Subsidiaries in connection with the operation of its business.
6.10    Dividends and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or otherwise, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose (the foregoing transactions being collectively called “Restricted Payments”); provided, however, that (a) the Borrower and its Subsidiaries may declare and pay dividends payable solely in shares of its common stock, (b) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Subsidiary, and (c) during any fiscal quarter, the Borrower or any Subsidiary may declare and pay cash dividends, and/or redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose, in each case if no Default or Event of Default then exists or would result therefrom.
6.11    Liens. The Borrower shall not, and shall not permit any of its Significant Subsidiaries to, create, incur or permit to exist any Lien on or in respect of its properties, assets or revenues, now or hereafter acquired, except for Permitted Liens.
6.12    Affiliates. The Borrower will not, and will not permit any Significant Subsidiary to, enter into any material transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Significant Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Significant Subsidiary than the Borrower or such Significant Subsidiary would obtain in a comparable arms-length transaction.

6.13    Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies (or through a captive insurance company) insurance on all their real property, including liability insurance and environmental (pollution) insurance on such real property, in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is consistent with the Company’s business judgment, and the Borrower will furnish to any Bank upon request full information as to the insurance carried.
6.14    OFAC, PATRIOT Act Compliance. The Borrower shall, and shall cause each Subsidiary to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with the PATRIOT Act.
SECTION 7    EVENTS OF DEFAULT
If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay or prepay any principal of any Loan or any Reimbursement Obligation when due; or
(b)    the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fee or other amount payable by it hereunder, under the Revolving Credit Notes or under any of the other Credit Documents within five (5) days after the date due; or
(c)    any representation, warranty or certification made or deemed made in this Agreement or in any other Credit Document by the Borrower, or in any certificate furnished to the Administrative Agent or any Bank pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or
(d)    The Borrower shall fail to keep, observe or perform any of its obligations under Sections 6.1(a), 6.1(b), 6.1(c), 6.1(g), 6.1(h), 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10 or Section 6.14 of this Agreement; or
(e)    the Borrower shall fail to keep, observe or perform any of its obligations under any other Section of Section 6 hereof not specifically listed in subsection (d) above, or any of its other obligations under this Agreement and such Default described in this subsection (e) continues for 30 days (or in the case of Section 6.1, five days) following notice of such Default from the Administrative Agent; or
(f)    the Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any Indebtedness (other than Indebtedness to the Banks or Indebtedness to any Affiliate) aggregating $25,000,000 or more, or any other event specified in any note, agreement, indenture, or other document evidencing or relating to such Indebtedness shall occur, if the effect of such event is to cause, or to give the holder (or any agent or trustee on behalf of such holder) of such Indebtedness the right to cause, such Indebtedness to become due prior to its stated maturity; or
(g)    the Borrower or any of its Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or
(h)    the Borrower or any of its Significant Subsidiaries shall (1) apply for or consent in writing to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code (as now or hereafter in effect), or (6) take any action for the purpose of effecting any of the foregoing; or
(i)    a proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Significant Subsidiaries, in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Significant Subsidiary or of all or any substantial part of its assets, or (3) similar relief in respect of the Borrower or such Significant Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or
(j)    an order for relief against the Borrower or any of its Significant Subsidiaries shall be entered in an involuntary case under the Bankruptcy Code (as now or hereafter in effect); or
(k)    a final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate shall be rendered by a court or courts against the Borrower or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
(l)    one or more of the Credit Documents shall cease to be in full force and effect, or shall cease to give the Administrative Agent the rights, powers and privileges purported to be created thereby and the same shall continue unremedied for a period of 10 days after the Borrower becomes aware of any such Default; or
(m)    a Change of Control occurs; or
(n)    any “Event of Default” as defined in any Credit Document shall occur.

THEREUPON: (1) in the case of an Event of Default other than an Event of Default referred to in clause (h), (i) or (j) of this Section 7, the Administrative Agent may (and, upon the request of the Majority Banks, the Administrative Agent shall) cancel the Commitments and/or declare the principal amount then outstanding of, and all accrued unpaid interest on, the Loans and all other amounts payable by the Borrower under this Agreement and the other Credit Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of protest, notice of dishonor, or other notice or formality of any kind, all of which are hereby expressly waived by the Borrower; and (2) in the case of the occurrence of an Event of Default referred to in clause (h), (i) or (j) of this Section 7, the Commitments forthwith shall be automatically canceled and the principal amount then outstanding of, and all accrued unpaid interest on, the Loans and all other amounts payable by the Borrower under this Agreement and the other Credit Documents shall become automatically immediately due and payable without presentment, demand, protest, notice of protest, notice of dishonor, or other notice or formality of any kind, all of which are hereby expressly waived by the Borrower.
Notwithstanding anything in this Agreement or any other Credit Document to the contrary, any reference in this Section 7 or elsewhere in this Agreement or any other Credit Document to “during the continuation of an Event of Default” or that any Event of Default “is continuing” or any similar phrase shall not create or be deemed to create any right of Borrower or any other Person to cure any default following the expiration of any applicable grace or notice or cure period.
SECTION 8    THE AGENT
8.1    Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent and the Documentation Agent (each an “Agent” and, collectively, the “Agents”) to act as its agents hereunder and under the other Credit Documents with such powers as are specifically delegated to the Administrative Agent and the Documentation Agent, as the case may be, by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Agent (which term as used in this sentence and in Section 8.5 hereof shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement or in any of the Credit Documents, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any of the other documents in any certificate or any of the other Credit Documents or received by any of them under, this Agreement or any of the other Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Revolving Credit Note or any of the other Credit Documents or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder, or for the satisfaction of any condition precedent specified in Section 4 hereof; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any of the other Credit Documents, except for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent shall be conclusively entitled to assume that the conditions precedent set forth in Section 4.1 hereof have been satisfied unless the Administrative Agent has received written notice from a Bank referring to the relevant Section and stating that the relevant condition has not been satisfied or unless the certificate furnished by the Borrower pursuant thereto so indicates. Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Revolving Credit Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.
8.2    Reliance by Agents. Each Agent shall be entitled to rely on any certification, notice or other communication (including any thereof by facsimile or other form of electronic transmission) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and on advice and statements of legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or any of the Credit Documents, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder (as the case may be) in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. If the Administrative Agent shall seek the consent or approval of the Majority Banks to the taking or refraining from taking of any action hereunder or under any of the Credit Documents, the Administrative Agent shall give notice thereof to each Bank and as soon as practicable notify each Bank at any time that the Majority Banks have instructed the Administrative Agent to act or refrain from acting hereunder or thereunder (as the case may be).
8.3    Defaults. No Agent shall be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on Loans) unless such Agent has received written notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such nonpayment). The Administrative Agent shall take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such default as it shall deem advisable in the best interest of the Banks.
8.4    Rights as a Bank. With respect to its Commitment and the Loans made by it, U.S. Bank National Association (and any successor acting as Administrative Agent), in its capacity as a Bank hereunder, and Commerce Bank, and Bank of America, N.A., each in its capacity as a Bank hereunder, shall each have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity and the Documentation Agent in its individual capacity. Each Agent, its permitted successors and its affiliates may, without having to account therefor to any Bank, accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any of its Affiliates as if it were not acting as an Agent, and each Agent and its affiliates may accept fees and other consideration from the Borrower and its Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Banks, except for any fees stated herein to be for the account of any of the Banks.
8.5    Indemnification. Each Bank severally, to the extent of its Pro-Rata Share, indemnifies each Agent (to the extent such Agent is not reimbursed by the Borrower) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against it and/or any of its shareholders, directors, officers, employees, agents, attorneys, contractors or other representatives in any way relating to or arising out of this Agreement, any of the other Credit Documents, any of the transactions contemplated hereby (including, without limitation, the costs, expenses and other amounts which the Borrower is obligated to pay under Section 9.3 hereof), any action or omission taken by such Agent or any of the other indemnified parties referred to above, and/or the enforcement of any of the terms of this Agreement or any of the other Credit Documents; provided; however, that no Bank shall be liable for any portion of any of the foregoing resulting from the gross negligence or willful misconduct of an Agent or any of the other indemnified parties referred to above.
8.6    Non-Reliance on Agents and other Banks. Each Bank agrees that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and evaluation of the Borrower and its Subsidiaries and its own decision to enter into this Agreement and that it will, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. No Agent shall be required to keep itself informed as to the performance or observance by the Borrower or any other Person of this Agreement or any other Credit Document or in respect of the properties or books of the Borrower or any of its Subsidiaries or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Subsidiaries or other Affiliates) which may come into its possession or into the possession of any of its affiliates.
8.7    Failure to Act. Except for action expressly required of the Administrative Agent hereunder or under any of the Credit Documents, each Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder (as the case may be) unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
8.8    Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Administrative Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed by the Majority

Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent. Upon the acceptance or any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8.8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
SECTION 9    MISCELLANEOUS
9.1    Waiver. No failure on the part of the Administrative Agent, the Documentation Agent, any Joint Lead Arranger, any Issuing Bank, or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any of the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any of the other Credit Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein and in the other Credit Documents are cumulative and not exclusive of any remedies provided at law or in equity.
9.2    Notices. All notices and other communications provided for herein (including, without limitation, any waivers or consents under this Agreement) shall be given or made by mail, facsimile, electronic mail or otherwise in writing (each communication given by any of such means to be deemed to be “in writing” for purposes of this Agreement) and delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties hereto. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by fax, or personally delivered or, in the case of a mailed notice, upon deposit with the United States Postal Service, certified mail, return receipt requested, with postage prepaid, or, in the case of electronic mail, when sent to the electronic mail address last provided with affirmative confirmation of receipt from the addressee, in each case given or addressed as aforesaid.
9.3    Expenses, Indemnification, Etc. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Issuing Bank, the Lead Arranger on demand for their reasonable out-of-pocket costs and expenses (including without limitation, the reasonable fees and expenses of counsel to such Persons) up to a maximum amount of $15,000, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents on or about the Closing Date and the initial making of the Loans hereunder, (b) to pay or reimburse the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent and the Banks for all reasonable out-of-pocket costs and expenses of such Persons (including reasonable counsels’ fees and expenses) in connection with the enforcement of this Agreement and any of the other Credit Documents, and all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement, any of the Revolving Credit Notes, or any of the other Credit Documents (except for any such tax imposed on or measured by the income of such Person), and (c) to pay filing and recording fees relating to any taxes and other charges incurred in connection with, perfecting, maintaining and protecting, Liens (if any) created or contemplated to be created pursuant to any Credit Documents at any time. The Borrower hereby indemnifies the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent, and the Banks and their respective directors, officers, employees, agents and affiliates (each of which is sometimes referred to in this subsection as an “Indemnified Party”) and agrees to hold each Indemnified Party harmless against, any and all losses, claims, damages, liabilities or actions or other proceedings commenced or threatened in respect thereof, and all reasonable expenses (including but not limited to expenses that appear on any service charge schedule maintained from time to time by the Administrative Agent or any Bank) that arise out of or in any way relate to or result from the making of Loans hereunder or the other transactions contemplated hereby, including, without limitation, any investigation or litigation or other proceedings (whether or not such Indemnified Party is a party to any action or proceeding out of which any of the foregoing arise), other than any of the foregoing to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Party or in any action in which the Borrower is the prevailing party against such Indemnified Party. Neither the Administrative Agent, the Issuing Bank, the Lead Arranger, the Documentation Agent nor any Bank nor any other Indemnified Party shall be responsible or liable to the Borrower for any consequential damages which may be alleged.
9.4    Amendments and Waivers. This Agreement, any of the other Credit Documents, or any provision hereof or thereof may be amended only by an instrument in writing signed by the Borrower, the Administrative Agent, the Issuing Bank and the Majority Banks, and any provisions of this Agreement or the other Credit Documents may be waived by the Administrative Agent or the Majority Banks; provided, however, that, notwithstanding the foregoing, no amendment or waiver shall be effective, without first obtaining the written consent of all Banks, that (a) extends the due date of any principal or interest payment in respect of the Loans or the due date of any payment in respect of the Shared Fees; (b) changes the amount or duration of any Bank’s Commitment, (c) changes the interest rate (including the method of calculating interest) under the Loans or the amount of or the method of computing any of the Shared Fees, (d) releases the Borrower or any Subsidiary, in whole or in part, from any obligation under the Credit Documents to pay any principal or interest under the Loans or to pay the Shared Fees, (e) changes the manner of calculating the respective Pro-Rata Shares of the Banks, or (f) changes the definition of “Majority Banks” or amends the terms of this Section 9.4, or that otherwise has the effect of impairing any of the consent requirements contained in this Section 9.4 or in any other provisions of this Agreement or the other Credit Documents where the consent of all the Banks or the Majority Banks is required in connection with any matter.
9.5    Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
9.6    Assignments and Participations.

(a)    The Borrower may not assign its rights or obligations hereunder or under any of the other Credit Documents without the prior written consent of the Administrative Agent, the Issuing Bank and the Banks. The Banks may assign all or any part of the Loans, the Reimbursement Obligations, the Revolving Credit Notes or any of the other Credit Documents to another financial institution; provided, however, that (1) no such assignment shall be effective unless the Administrative Agent first consents thereto, which consent may be withheld or conditioned in the sole and absolute discretion of the Administrative Agent, (2) the amount of the Commitment being assigned shall equal at least $5,000,000, (3) the assignor and assignee Bank shall sign and deliver to the Administrative Agent an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto, (4) the assignor Bank shall pay to the Administrative Agent, for its own account and not for the pro-rata benefit of the Banks, an assignment fee of $3,500, and (5) the assignee is an Eligible Assignee. Upon such assignment and the Administrative Agent’s consent thereto, (a) the assignee Bank shall succeed to the obligations, rights and benefits of the assignor Bank to the extent provided in such assignment, and the assignor Bank shall be released to the extent of such assignment, and (b) the Administrative Agent shall have the right to issue and distribute to all parties to the Credit Agreement a new Exhibit A to this Agreement, reflecting such assignment, which Exhibit A, absent manifest error, shall thereupon supersede and replace the preceding Exhibit A and shall be binding on the parties to the Credit Agreement in the same manner as the original Exhibit A to the Credit Agreement without the consent of or further action by and Person, including, without limitation, the Borrower, the Banks, the Letter of Credit Issuer, and any other parties to the Credit Agreement.
(b)    The Borrower expressly recognizes and agrees that the Banks may sell to other financial institutions participations in the Loans and other credit extensions incurred by the Borrower pursuant hereto, provided, however, that no Bank shall sell or otherwise transfer any participation interest in any Loans, Reimbursement Obligations or any other rights or interests under any of the Credit Documents to any other Person (other than one or more affiliates of such Bank) without first obtaining the written consent of the Administrative Agent, which consent may be withheld or conditioned in the Administrative Agent’s sole and absolute discretion and, provided, further, that no such sale or transfer (even if to an affiliate) shall relieve such Bank from any of its obligations under this Agreement and the other Credit Documents.
(c)    The Banks may furnish, from time to time, any information concerning the Borrower and its Subsidiaries to assignees and participants (including prospective assignees and participants) provided that such assignees and participants (including prospective assignees and participants) agree in writing to be subject to the confidentiality requirements set out in Section 9.18 of this Agreement.
9.7    Survival. All indemnification and reimbursement obligations of the Borrower under this Agreement and the other Credit Documents, including, without limitation, all obligations of the Borrower under Sections 3.3, 3.7 and 9.3 hereof, shall survive the repayment of the Loans and termination of the Commitments. Similarly, all indemnification and reimbursement obligations of the Banks to the Administrative Agent, including, without limitation, all obligations of the Banks under Section 8.5, shall survive the repayment of the Loans and termination of the Commitments.

Likewise, the obligations of the Administrative Agent and the Banks under Section 9.18 hereof shall survive the repayment of the Loans and termination of the Commitments.
9.8    Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
9.9    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
9.10    Survival of Agreements. All agreements, covenants, representations and warranties made herein shall survive the execution and delivery of this Agreement, the Revolving Credit Notes, the other Credit Documents, the making of the Loans, and any and all renewals, extensions, modifications and rearrangements thereof.
9.11    Interest. It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, the Revolving Credit Notes, the Reimbursement Agreements or any of the other Credit Documents, in no event shall any such agreement or instrument, require the payment or permit the collection of interest, as defined under applicable usury laws, in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged or received under this Agreement, the Revolving Credit Notes, the Reimbursement Agreements or any of the other Credit Documents, or if the maturity of the Loans is accelerated in whole or in part, or in the event that all or part of the principal of or interest on the Loans shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Agreement, the Revolving Credit Notes, the Reimbursement Agreements or any of the other Credit Documents, on the amount of principal actually outstanding from time to time under the Revolving Credit Notes shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event (1) the provisions of this Section shall govern and control, (2) neither the Borrower nor any other Person now or hereafter liable under this Agreement or the Credit Documents for the payment of all or any part of the Loans shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted to be contracted for by, charged to or received from the Person obligated thereon under applicable usury laws, (3) any such excess which may have been collected either shall be applied as a credit against the then unpaid principal amount of such Loans or refunded to the Person paying the same, at the Borrower’s option, and (4) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest permitted under applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement, the Revolving Credit Notes, the Reimbursement Agreements or any of the other Credit Documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, charged or received from the Borrower, or otherwise by any Bank in connection with the

Revolving Credit Notes, this Agreement, the Reimbursement Agreements or any of the other Credit Documents.
9.12    Integration; Severability. This Agreement, together with all the other Credit Documents, represents the entire agreement of the parties thereto, and supersedes all prior agreements, negotiations and understandings, both written and oral. There are no contemporaneous oral agreements or understandings of the parties hereto or to the other Credit Documents. No course of dealing between the parties, no course of performance, no usage of trade, and no parol evidence of any nature shall be used to supplement or modify any of the terms, provisions, covenants or conditions of this Agreement or any of the other Credit Documents. If any provision of this Agreement or any of the other Credit Documents shall be held illegal or invalid by any court having jurisdiction, the illegality or invalidity of such provision shall not affect any of the other provisions of this Agreement or any of the other Credit Documents. The illegal or invalid provision shall be modified to the maximum extent possible to confer on the Administrative Agent or the Banks the rights, powers, remedies or other privileges intended thereby, and such provision as modified, together with the remaining provisions of this Agreement or any of the other Credit Documents, shall be construed and enforced to such effect as if the illegal or invalid provision or portion thereof had not been contained herein or in any of the other Credit Documents, to the maximum extent possible.
9.13    Mo. Rev. Stat. Section 432.047 Statement. The following statement is given pursuant to Mo. Rev. Stat. Section 432.047: NO ORAL AGREEMENTS; FINAL WRITTEN AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (THE BORROWER) AND US (THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT, THE LEAD ARRANGER, , THE ISSUING BANKS AND THE BANKS) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH, TOGETHER WITH ALL OTHER WRITTEN AGREEMENTS BETWEEN US, IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
9.14    Controlling Document. In the event of actual conflict in the terms and provisions of this Agreement, the Revolving Credit Notes or any of the other Credit Documents, the terms and provisions of this Agreement will control.
9.15    JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN JACKSON OR CLAY COUNTY, MISSOURI, OR ANY FEDERAL COURT SITTING IN JACKSON COUNTY, MISSOURI, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF

SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MISSOURI STATE OR FEDERAL COURT. AS AN ALTERNATIVE METHOD TO SERVICE, THE BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN MISSOURI AND ANY OBJECTION TO ANY ACTION OR PROCEEDING IN MISSOURI ON THE BASIS OF FORUM NON CONVENIENS. NOTHING IN THIS SECTION 9.15 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT, THE LEAD ARRANGER, THE ISSUING BANK, OR ANY BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT, OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.
9.16    GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSOURI, WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES.
9.17    WAIVER OF TRIAL BY JURY. THE BORROWER WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, LAWSUIT, CROSS-CLAIM OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
9.18    Confidentiality and Nondisclosure. In connection with the negotiations for and administration of this Agreement, the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, and the Banks have acquired, and may continue to acquire, information concerning the Borrower and its Subsidiaries (collectively, the “Protected Parties”) which is either non-public, confidential or proprietary in nature. The Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, and each of the Banks severally agrees to treat confidentially such information and any other information that any of the Protected Parties, or their agents, directors, officers, employees or other representatives, including attorneys, accountants and consultants, furnish to it, or which it may obtain from any of the foregoing persons, including any analyses, compilations, studies or other documents prepared by the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, or any Bank or any of their respective directors, employees, agents or other representatives, including attorneys, accountants and consultants (collectively, the “Representatives”), which contain or otherwise reflect such information, whether furnished before or after the Closing Date (collectively, the “Information”). The Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank and each of the Banks severally agrees not to use any of the Information for any purpose other than for the purpose of evaluating, documenting and administering this Agreement and the other Credit

Documents and the transactions contemplated hereby and thereby, and for enforcing or exercising any rights or remedies in connection herewith or therewith.
The term Information does not include Information which (1) becomes generally available to the public other than as a result of a disclosure by the Administrative Agent, the Documentation Agent, the Lead Arranger, any Issuing Bank or any of the Banks or any of their respective Representatives, (2) was available to the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, or any of the Banks or any of their respective Representatives on a non-confidential basis prior to its disclosure to the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, or any Bank or any of their respective Representatives by the Borrower, any other Protected Party or any of their respective representatives, (3) becomes available to the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, or any of the Banks or any of their respective Representatives on a non-confidential basis from a source other than the Borrower, any other Protected Party or any of their respective representatives, provided that such source, to the actual knowledge of the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, such Bank or such Representative, as the case may be, is not bound by a confidentiality agreement with the Borrower or any other Protected Party at the time such Information is received, or (4) any Information which any Protected Party or any representative thereof authorizes the disclosure of, whether orally, in writing or otherwise, to the extent of such authorization.
9.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or any other Credit Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Bank Parties are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Bank Parties, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Bank Parties is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Bank Party has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) each of the Bank Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Bank Party has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Bank Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
CERNER CORPORATION
By: /s/ Marc G. Naughton
Name: Marc G. Naughton
Title: Executive Vice President & Chief Financial Officer
Address for Notices:
2800 Rock Creek Parkway
North Kansas City, MO 64117
Attention: Chief Financial Officer (with a copy to the Secretary)
Fax No: (816) 474-1742
Telephone No: (816) 221-1024
Email: ___________________________

[Signature Page(s) to follow]

Credit Agreement Signature - Page 1

U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent, Joint Lead Arranger,
Joint Bookrunner, an Issuing Bank
and a Bank

By: /s/ Shelly Ungles
Name: Shelly Ungles
Title: Vice President

Address for Notices:
U.S. Bank National Association
Agency Services Group
US Bancorp Center
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Diane Davis, Senior Closing Specialist
Fax No: 612-303-3851
Telephone No: 612-303-3865
Email: ___________________________

with a copy to:
U.S. Bank National Association
9900 W. 87th Street
Overland Park, KS 66212
Attention: Shelly Ungles
Fax No: 913-652-5111
Telephone No: 913-652-5145
Email: shelly.ungles@usbank.com

with another copy to:
Sandra Hawley, Esq.
Shook, Hardy & Bacon L.L.P.
2555 Grand Boulevard
Kansas City, Missouri 64108-2613
Fax No.: (816) 421-5547
Telephone No.: (816) 559-2471
Email: shawley@shb.com

[Signature Page(s) to follow]

Credit Agreement Signature - Page 2

COMMERCE BANK
as a Bank
By: /s/ Pamela T. Hill
Name:     Pamela T. Hill
Title:    Vice President
Address for Notices:
1000 Walnut Street
P.O. Box 419248
Kansas City, MO 64141-6248
Attention: Ms. Pamela Hill (BB17-5)
Fax No. 816-234-8648
Telephone No.: 816-234-8835
Email: ________________________

[Signature Page(s) to follow]

Credit Agreement Signature - Page 3

BANK OF AMERICA, N.A.
as Documentation Agent, Joint Lead Arranger, Joint Bookrunner, an Issuing Bank and a Bank
By: /s/ Dianne M. Smith
Name:    Dianne M. Smith
Title:    Senior Vice President
Address for Notices:
Bank of America, N.A.
1200 Main Street
MO8-060-12-02
Kansas City, MO  64105
Fax No.: ____________________
Telephone No.:_____________________
Email: ___________________________

Credit Agreement Signature - Page 4

EXHIBIT A
(Banks and Commitments)

Bank	Revolving Credit Loan Commitment Amount	Letter of Credit Commitment Amount*	Bank’s Total Commitment Amount
U.S. Bank National Association	$45,000,000	$45,000,000	$45,000,000
Bank of America, N.A.	$35,000,000	$35,000,000	$35,000,000
Commerce Bank	$20,000,000	$20,000,000	$20,000,000
TOTALS:	$100,000,000	$100,000,000	$100,000,000

*
As more particularly described in the Agreement, the Letter of Credit Commitments is a subcommitment under the Revolving Credit Loan Commitments. Accordingly, extensions of credit under the Letter of Credit Commitments act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.

Banks and Commitments - Page 1

EXHIBIT B
[Form of Revolving Credit Note]
AMENDED AND RESTATED
PROMISSORY NOTE
$___________ October 30, 2015
CERNER CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to ___________ (the “Bank”), at such place as may be expressly provided for in the Amended and Restated Credit Agreement referred to below, the principal sum of ________________________ Dollars ($_______________), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Bank to the Borrower under the Amended and Restated Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the Revolving Credit Termination Date, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Amended and Restated Credit Agreement.
The amount and type of, the rate of interest on, and the duration of each Interest Period, if any, for, each Revolving Credit Loan made by the Bank to the Borrower under the Amended and Restated Credit Agreement, the date such Revolving Credit Loan is made or Continued or Converted from a Loan of one type to a Loan of the other type, and the amount of each payment or prepayment made on account of the principal thereof, shall be recorded by the Bank on its books and records, and such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower to which such entries relate; provided that any failure by the Bank to make any such record shall not affect the obligations of the Borrower under this Note.
This Note is one of the Revolving Credit Notes referred to in, and is issued pursuant to, the Third Amended and Restated Credit Agreement (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Amended and Restated Credit Agreement”), dated as of October 30, 2015, among the Borrower, the Banks named therein (including the Bank), U.S. Bank National Association, and Bank of America, N.A., as Documentation Agent, and evidences Revolving Credit Loans made by the Bank under its Revolving Credit Loan Commitment thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Amended and Restated Credit Agreement.
The Amended and Restated Credit Agreement (the terms of which are hereby incorporated by reference) provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.

Form of Revolving Credit Note - Page 1

This Note amends, restates and replaces, but shall not act as a novation of the indebtedness evidenced by, the promissory note, dated as of February 10, 2012, from the Borrower, as maker, to the Bank, as payee, in the stated principal amount of $__________ (the “Original Note”).
The Borrower and any and all sureties, and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this Note, (c) to the release of any party primarily or secondarily liable hereon, and (d) that it will not be necessary for the Bank, in order to enforce payment of this Note, to first institute or exhaust the Bank’s remedies against the Borrower or any other party liable therefor or against any security for this Note.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSOURI, WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICT OF LAW PRINCIPLES.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the date first written above.
CERNER CORPORATION
By:
Name:
Title:

Form of Revolving Credit Note - Page 2

EXHIBIT C
[Form Of Notice of Borrowing, Termination,
Conversions, Continuations, or Prepayments of Loans]
NOTICE OF [BORROWING]
This Notice of [Borrowing] is submitted pursuant to Section 2.16 of the Third Amended and Restated Credit Agreement, dated as of October 30, 2015, by and among Cerner Corporation, as the Borrower, U.S. Bank National Association, in its capacity as the Administrative Agent, the Lead Arranger, Book Runner and a Bank, Bank of America, N.A., as Documentation Agent, and each of the other Banks from time to time party thereto (as the same may be amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Amended and Restated Credit Agreement”)
Unless otherwise defined herein, capitalized terms used in the Amended and Restated Credit Agreement are used herein as defined in the Amended and Restated Credit Agreement.
[The Borrower hereby requests the Banks to make available to the Borrower Revolving Credit Loans in the aggregate amount set forth below, pursuant to the terms and conditions of the Amended and Restated Credit Agreement, as follows:
Aggregate amount of Revolving Credit Loans requested $_______________
Type of Loans (Base Rate Loan or LIBOR Loan) _______________
Borrowing Date _____________
Interest Period _____________
The Loan proceeds should be deposited in the following account(s): ____________
(If applicable) Loan proceeds are to be withdrawn from the above-referenced account(s) and wire transferred as follows:
_____________
_____________
_____________
_____________]

All representations and warranties made by the Borrower in the Amended and Restated Credit Agreement or in any of the other Credit Documents, or in any certificate or statement furnished in connection with the Loans or otherwise, are true and correct in all material respects as if made on and as of the Closing Date.
No Default or Event of Default has occurred and is continuing.

Form of Borrowing Notice - Page 1

All conditions precedent set forth in Section 4.1 of the Amended and Restated Credit Agreement have been satisfied.
This Notice of [Borrowing] is submitted as of ___________ a.m., Central Time, on _______________, _____.
CERNER CORPORATION
By:
Name:
Title:

Form of Borrowing Notice - Page 2

EXHIBIT D
[Form of Assignment and Assumption Agreement]
ASSIGNMENT AND ASSUMPTION AGREEMENT
Reference is made to the Third Amended and Restated Credit Agreement, dated as of October 30, 2015, among Cerner Corporation, U.S. Bank National Association, as Administrative Agent, Lead Arranger, Book Runner, and a Bank, Bank of America, N.A., as Documentation Agent and a Bank, and the other Banks party thereto, as amended or otherwise modified from time to time in accordance with its terms (the “Amended and Restated Credit Agreement”). Capitalized terms used and not defined herein have the meanings given to them in the Amended and Restated Credit Agreement.
_______________________ (the “Assignor”) and ___________________ (the “Assignee”) hereby agree as follows:
The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Amended and Restated Credit Agreement as of the date hereof which represents the percentage interests specified in Item 1 of Annex I hereto (the “Assigned Share”) of all of the outstanding rights and obligations under the Amended and Restated Credit Agreement relating to the facilities listed in Item 1 of Annex I hereto, including, without limitation, all rights and obligations with respect to the Assigned Share of the Revolving Credit Loans. After giving effect to such sale and assignment, the amount of the Assignee’s Revolving Credit Loan Commitment will be as set forth in Item 1(a) of Annex I hereto and the amount of the Assignee’s Letter of Credit Commitment will be as set forth in Item 1(d) of Annex I hereto.
The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien or adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Amended and Restated Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Amended and Restated Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of Subsidiaries or the performance or observance by the Borrower and its Subsidiaries of any of their obligations under the Amended and Restated Credit Agreement or the other Credit Documents to which they are a party or any other instrument or document furnished pursuant thereto.
The Assignee (a) confirms that it has received a copy of the Amended and Restated Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (b) agrees

Form of Assignment and Assumption - Page 1

that it will, independently and without reliance upon the Administrative Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Amended and Restated Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Amended and Restated Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Amended and Restated Credit Agreement are required to be performed by it as a Bank.
Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment and Assumption Agreement shall be the date of execution hereof by the Assignor and the Assignee and receipt by the Administrative Agent of the $3,500 assignment fee referred to in Section 9.6(a) of the Amended and Restated Credit Agreement, or such later date, if any, which may be specified in Item 2 of Annex I hereto (the “Settlement Date”).
Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (a) the Assignee shall be a party to the Amended and Restated Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Bank thereunder and under the other Credit Documents, including, without limitation, the obligation to make Revolving Credit Loans and to participate in Letters of Credit under the Amended and Restated Credit Agreement, (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Amended and Restated Credit Agreement and the other Credit Documents, and (c) the Administrative Agent shall have the right to issue and distribute to all parties to the Amended and Restated Credit Agreement an amended Exhibit A to the Amended and Restated Credit Agreement reflecting the assignment of the Assigned Share, which Exhibit A, absent manifest error, shall thereupon supersede and replace the preceding Exhibit A and shall be binding on the parties to the Amended and Restated Credit Agreement in the same manner as the original Exhibit A to the Amended and Restated Credit Agreement without the consent of or further action by any Person, including, without limitation, the Borrower, the Banks, the Letter of Credit Issuer, or any other parties to the Amended and Restated Credit Agreement.
It is agreed that the Assignee shall be entitled to (a) all interest on the Assigned Share of the Revolving Credit Loans, and (b) all Shared Fees attributable to the Assigned Share, which, in each case, accrue on and after the Settlement Date, with the Assignee’s interest in such interest and Shared Fees to be paid by the Administrative Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the Loans made by the Assignor pursuant to the Amended and Restated Credit Agreement which are outstanding on the

Form of Assignment and Assumption - Page 2

Settlement Date and which are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments, if any, in payments under the Amended and Restated Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.
This Assignment and Assumption Agreement shall be governed by, and construed in accordance with the laws of the state of Missouri.
IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written.
[signature page(s) to follow]
Agreed to this ____ day of _________, 20___.
[NAME OF ASSIGNOR]
as Assignor

By:	Name: Title:
[NAME OF ASSIGNEE]
as Assignee

By:	Name: Title:
Consented to as of _____________, 20__
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent
By: _________________________
Name:
Title:

Form of Assignment and Assumption - Page 3

Annex I to Assignment and Assumption Agreement

Amounts:

Revolving Credit Loan Commitment Amount

Amount of Assigned Share[1]	$_____________

Aggregate Amount for all Banks	$_____________

Assignee’s Assigned Share Percentage[2]	$_____________

Letter of Credit Commitment Amount

Amount of Assigned Share[3]	$_____________

Assignee’s Assigned Share Percentage[4]	$_____________

Settlement Date:	_________, 20__

_______________________
1    Must be at least $5,000,000.
2    Line 1(a) divided by line 1(b); round to 15 decimal places
3    Must equal x% of line 1(a), where "x" equals the ratio of (i) the then aggregate amount of Letter of Credit
Commitments of all Banks, to (ii) the then aggregate amount of all Commitments of all Banks
4    Must equal line 1(c)

Form of Assignment and Assumption - Page 1

EXHIBIT E

Intentionally Omitted

Form of Applicable Margin Calculation Certificate - Page 1

EXHIBIT F
[Form of Covenant Compliance Certificate and Applicable Margin Certificate]
COVENANT COMPLIANCE AND APPLICABLE MARGIN CERTIFICATE
(for fiscal quarter ended _______)
This Covenant Compliance and Applicable Margin Certificate (the “Certificate”) is delivered pursuant to Section 6.1 of the Third Amended and Restated Credit Agreement, dated as of October 30, 2015, among Cerner Corporation (the “Borrower”); U.S. Bank National Association, as Administrative Agent, Joint Lead Arranger, joint bookrunner, and a Bank; Bank of America, N.A., as Documentation Agent, Joint Lead Arranger, joint bookrunner and a Bank; and the other Banks from time to time a party thereto (the “Amended and Restated Credit Agreement”). Capitalized terms used and not defined in this Certificate have the meanings given to them in the Amended and Restated Credit Agreement.
The undersigned hereby certifies that he or she is a Senior Financial Officer of the Borrower and, as such, is authorized to execute and deliver this Certificate on behalf of the Borrower, and that:
1.    EBITDA to Interest Expense. The following amounts reflect the consolidated financial results of the Borrower and its Subsidiaries for the dates or time periods referred to in Section 6.5 of the Amended and Restated Credit Agreement, in each case at the end of the fiscal quarter referred to above:

(a)	Consolidated EBITDA (from line 3(j))	$____________

(b)	Consolidated Interest Expense	$____________

(c)	ratio of line 1(a) to line 1(b)	___________to 1

Compliance:	Does line 1(c) equal or exceed 3.5 to 1?	[yes/no]

2.    Total Funded Debt to EBITDA. The following amounts reflect the consolidated financial results of the Borrower and its Subsidiaries for the dates or time periods referred to in Section 6.6 of the Amended and Restated Credit Agreement, in each case at the end of the fiscal quarter referred to above:

(a)	Consolidated Total Funded Debt	$____________

(b)	Consolidated EBITDA (from line 3(j))	$____________

(c)	ratio of line 2(a) to line 2(b)	___________to 1

Compliance:	Does line 2(c) equal or exceed 3.0 to 1?	[yes/no]

Form of Covenant Compliance Certificate - Page 1

3.    Calculation of EBITDA. For purposes of lines 1(a) and 2(b) above, and line 4(b) below, Consolidated EBITDA is calculated as follows:

(a)	Consolidated Net Income	$____________
(b)	plus Consolidated Interest Expense	$____________
(c)	plus federal, state and local taxes	$____________
(d)	plus depreciation, amortization and other non-cash charges	$____________
(e)	plus or minus extraordinary gains or losses	$____________
(f)	plus or minus discontinued operations gains or losses	$____________
(g)	plus or minus gains or losses from asset sales	$____________
(h)	plus or minus non-cash adjustments to stock investments	$____________
(i)	total adjustments (sum of lines 3(b) through 3(h))	$____________
(j)	Consolidated EBITDA (line 3(a) plus line 3(i))	$____________
4.    Leverage Ratio.

(a)	Consolidated Total Funded Debt	$____________

(b)	Consolidated EBITDA (from line 3(j))	$____________

Leverage Ratio Tier		_____________
Tier 1 Greater than 2.5
Tier 2 Greater than 2.0 but less than or equal to 2.5
Tier 3 Greater than 1.5 but less than or equal to 2.0
Tier 4 Greater than 1.0 but less than or equal to 1.5
Tier 5 Less than or equal to 1.0
5.    Financial Statements The financial statements described in Section 6.1(a) of the Amended and Restated Credit Agreement for the Borrower and its Subsidiaries for the end of the fiscal quarter referred to above, which are attached hereto or publicly available on-line and are incorporated herein by this reference, fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and to the absence of footnote disclosures).
6.    Other Compliance. A review of the activities of the Borrower and its Subsidiaries during the period since the date of the last Covenant Compliance Certificate has been made at my direction and under my supervision with a view to determining whether the Borrower has kept, observed and performed all of its obligations under the Amended and Restated Credit Agreement and all other Credit Documents to which it is a party, and to the best of my knowledge after due inquiry and investigation, (a) the Borrower has kept, observed and performed all of its obligations

Form of Covenant Compliance Certificate - Page 2

under the Amended and Restated Credit Agreement and all other Credit Documents to which it is a party, (b) no Default or Event of Default has occurred and is continuing, and (c) all representations and warranties made by the Borrower in the Amended and Restated Credit Agreement and the other Credit Documents to which it is a party are true and correct as of the date of this Certificate.
7.    Reliance. This Certificate is delivered to the Administrative Agent for its benefit and the benefit of the Issuing Bank and the Banks and may be conclusively relied upon by all such Persons.
IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Borrower on ____________________.
CERNER CORPORATION
By:
Name:
Title:

Form of Covenant Compliance Certificate - Page 3

EXHIBIT G
NOTICE OF AUTHORIZED BORROWERS
U.S. Bank
Agency Services
800 Nicollet Mall
Minneapolis, MN 55402-7020
Fax 612-303-3851
Please be advised that the following individuals are authorized to request advances, principal reductions or fixed rate contracts (e.g. LIBOR Loans) under the credit facility referenced in the Third Amended and Restated Credit Agreement dated as of October 30, 2015 and pursuant Amendments.

	Name	Title

1.

2.

3.

4.

5.

DATED:	Cerner Corporation

By:

Title:

Exhibit G - Page 1

[Schedule 1.1 Existing Liens and Schedule 5.12 Subsidiaries have been omitted because they are not material to an investment decision. Cerner Corporation will furnish supplementally a copy of these Schedules to the Commission upon request.]